                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Marriott International, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                         Marriott International, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

           [LETTERHEAD OF MARRIOTT INTERNATIONAL, INC. APPEARS HERE]



Dear Fellow Shareholder:

      On behalf of your Board of Directors, we are pleased to invite you to attend the 1998 Annual Meeting of Shareholders of Marriott International, Inc. The meeting will be held on Wednesday, May 20, 1998 at 10:30 a.m. in the Arlington Ballroom of the Crystal Gateway Marriott Hotel, 1700 Jefferson Davis Highway, Arlington, Virginia. Doors to the meeting will open at 9:30 a.m. A map showing the location of the hotel and information on parking and public transportation is provided on the back of this Proxy Statement.

      This will be our first shareholder meeting since our spinoff from the "old" Marriott International on March 27, 1998. At this meeting you will be asked to elect three directors and adopt the 1998 Employee Stock Purchase Plan. Your Board of Directors recommends a vote FOR both of these proposals. You will
                                          ---
also be asked to consider the retention or modification of the company's existing dual class equity structure. For the reasons outlined in the attached proxy, your Board of Directors recommends a vote FOR both of these proposals.
                                                 ---
Lastly, two shareholder proposals are also under consideration. Your Board of Directors recommends a vote AGAINST these proposals. The enclosed notice and
                            -------
proxy statement contain details about the business to be conducted at the meeting.

      Holders of record of the Company's Common Stock as of March 27, 1998 are entitled to notice of and to vote at the 1998 Annual Meeting.

      Your vote is important regardless of the number of shares you own. To assure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the meeting. If you have any questions regarding this proxy, feel free to call MacKenzie Partners at (800)-322-2885 or (212)-929-5500 (call collect).

Sincerely yours,



J.W. Marriott, Jr.                      William J. Shaw
Chairman of the Board and               President and
Chief Executive Officer                 Chief Operating Officer

              [LOGO OF MARRIOTT INTERNATIONAL, INC. APPEARS HERE]



Corporate Headquarters:                            Mailing Address:
10400 Fernwood Road                                Marriott Drive
Bethesda, Maryland 20817                           Washington, D.C. 20058


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD WEDNESDAY, MAY 20, 1998
April [20], 1998

Notice is hereby given that the Annual Meeting of Shareholders of Marriott International, Inc. (the "Company") will be held on Wednesday, May 20, 1998, at 10:30 a.m., in the Arlington Ballroom of the Crystal Gateway Marriott Hotel, 1700 Jefferson Davis Highway, Arlington, Virginia. Doors to the meeting will open at 9:30 a.m.

The meeting will be conducted:

1. To consider and vote upon the following proposals (collectively, the "Proposals") described in the accompanying Proxy Statement, which provide for:

   (i) Proposal One: Election of Gilbert M. Grosvenor, Richard E. Marriott, and Harry J. Pearce, as directors, each for a term of three years expiring at the 2001 Annual Meeting of Shareholders;
   (ii) Proposal Two: Approval of the adoption of the Marriott International, Inc. 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") and the reservation of 5 million shares of common stock, par value $0.01 per share, of the Company for issuance under the Stock Purchase Plan;

         (iii) Proposal Three: The retention of two classes of common stock as currently provided in the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") (if Proposal Three and Proposal Four are both approved, the Proposal receiving the greatest number of votes in favor will be adopted);

         (iv) Proposal Four: The retention of two classes of common stock as currently provided in the Company's Certificate of Incorporation, as well as an amendment to the Certificate of Incorporation to (i) strengthen the "minority rights protection" provision by changing the threshold to 5% from 15%, and (ii) provide that all classes of common stock shall have one vote per share when voting on transactions with respect to which the Board of Directors has agreed or been ordered to waive or amend, or redeem the rights granted under, the Company's Rights Agreement (if Proposal Three and Proposal Four are both approved, the Proposal receiving the greatest number of votes in favor will be adopted);

         (v) Proposal Five: A shareholder proposal to adopt cumulative voting for the election of directors; and

         (vi) Proposal Six: A shareholder proposal with respect to certain attributes of individuals to be directors of the Company; and

    2. To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 27, 1998, will be entitled to notice of and to vote at this meeting.



                                         W. David Mann
                                         Secretary


                     PLEASE REFER TO THE OUTSIDE BACK COVER
             FOR INFORMATION ON PARKING AND PUBLIC TRANSPORTATION.


             EACH SHAREHOLDER IS REQUESTED TO EXECUTE AND PROMPTLY
                 RETURN THE ENCLOSED PROXY CARD IN THE PREPAID
                              ENVELOPE ENCLOSED.

                          MARRIOTT INTERNATIONAL, INC.

                 10400 FERNWOOD ROAD, BETHESDA, MARYLAND 20817

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 20, 1998


INTRODUCTION

This Proxy Statement (the "Proxy Statement") is furnished to shareholders of Marriott International, Inc., a Delaware corporation (the "Company" or "New Marriott"), which on March 27, 1998 changed its name from New Marriott MI, Inc., in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") from holders of record of the Company's outstanding shares of Common Stock, par value $0.01 per share, which are entitled to one vote per share ("MAR Common Stock") and the Company's outstanding shares of Class A Common Stock, par value $0.01 per share, which are entitled to ten votes per share ("MAR-A Common Stock" and together with the MAR Common Stock, the "Company Common Stock"), as of the close of business on March 27, 1998 (the "Annual Meeting Record Date") for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on May 20, 1998, at 10:30 a.m., in the Arlington Ballroom of the Crystal Gateway Marriott Hotel, 1770 Jefferson Davis Highway, Arlington, Virginia, or at any adjournment or postponement thereof. This Proxy Statement, Notice of Meeting, and accompanying proxy card are first being mailed to the Company's shareholders on or about April [20], 1998.

The Company was incorporated on September 19, 1997, under the name New Marriott MI, Inc., as a wholly-owned subsidiary of Marriott International, Inc., a Delaware corporation incorporated in 1971 ("Old Marriott") . New Marriott was formed to own and operate, as a separate public company, the lodging (including timeshare resort development and operation), senior living services and distribution services businesses of Old Marriott. Following shareholder approval thereof at a special meeting held on March 17 and March 20, 1998 (the "Special Meeting"), on March 27, 1998 (the "Spinoff Date"), Old Marriott distributed to holders of outstanding shares of Old Marriott common stock, on a share-for-share basis, all of the issued and outstanding shares of New Marriott (the "Spinoff"). The Spinoff was effected by a stock dividend of one share of MAR Common Stock and one share of MAR-A Common Stock for each outstanding share of Old Marriott Common Stock held of record as of the close of business on March 27, 1998. Upon the consummation of the Spinoff, New Marriott changed its name to Marriott International, Inc. and became a separate, publicly held company. At the same time, Old Marriott changed its name to Sodexho Marriott Services, Inc. ("SMS"). Each incumbent director of Old Marriott became a director of New Marriott, and resigned as a director of Old Marriott (other than William J. Shaw, who will serve as Chairman of the SMS Board of Directors). These appointments were ratified by shareholders of Old Marriott at the Special Meeting.


VOTING RIGHTS AND PROXY
INFORMATION

Only holders of record of shares of Company Common Stock as of the close of business on the Annual Meeting Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Such holders of shares of MAR Common Stock are entitled to one vote per share and such holders of MAR-A Common Stock are entitled to ten votes per share on any matter which may properly come before the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the votes represented by the shares of Company Common Stock issued and outstanding and entitled to vote thereat is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the shareholders at such meeting.

Under Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The affirmative vote of the holders of at least a majority of the votes represented by the shares of Company Common Stock present in person or represented by proxy at the Annual Meeting is required to approve each of the Proposals other than Proposals Three and Four, each of which requires the affirmative vote of the holders of at least a majority of the votes represented by all outstanding shares of Company Common Stock entitled to vote at the Annual Meeting. Proposal Four also requires the affirmative vote of the holders of at least a majority of the outstanding shares of MAR Common Stock entitled to vote at the Annual Meeting, voting separately as a class, and the affirmative vote of the holders of at least a majority of the outstanding shares of MAR-A Common Stock entitled to vote at the Annual Meeting, voting separately as a class. Abstentions will have the same effect as votes against the Proposals. Broker non-votes will have the same effect as votes against Proposals Three and Four, but they will be treated as not voted for purposes of determining approval of the other Proposals and will not be counted as votes for or against such other Proposals. The MAR Common Stock and MAR-A Common Stock vote together as a single class on all matters voted upon by the shareholders of the Company that do not otherwise require a separate class vote by law or under the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation").

Proposal Three and Proposal Four are alternative proposals, although the Board of Directors recommends that shareholders vote FOR both Proposals. Proposal Three provides for the retention of the two classes of Company Common Stock in their present form and Proposal Four provides for the retention of the two classes of Company Common Stock in a modified form.

If Proposal Three is approved and Proposal Four is not approved, then the two classes of common stock will be retained in their present form. If Proposal Four is approved and Proposal Three is not approved, then the two classes of common stock will be retained in a modified form. If Proposal Three and Proposal Four are both approved, then the Proposal receiving the greatest number of votes in favor will be adopted. If neither Proposal Three nor Proposal Four is approved, then the Board will take such action as may be necessary to cause all shares of Company Common Stock to have the same voting power by converting all MAR Common Stock into MAR-A Common Stock as expressly permitted by the Certificate of Incorporation. Such action will be taken as soon as practicable after the Annual Meeting. Thereafter, the Company will take all necessary steps to remove the dual class provisions from the Certificate of Incorporation and would refrain from issuing additional shares of MAR Common Stock in the future.

While all voting at the Annual Meeting will be on the basis of two classes of stock with different voting rights, since the record date for the Spinoff in which the Company Common Stock was received is the same as the Annual Meeting Record Date, the relative voting power of the shareholders entitled to vote at the Annual Meeting will be the same as if there were currently only one class of Company Common Stock.

As of the Annual Meeting Record Date, there were 127,807,364 shares of MAR Common Stock and 127,807,364 shares of MAR-A Common Stock outstanding and entitled to vote at the Annual Meeting. The MAR Common Stock and MAR-A Common Stock are the only issued and outstanding classes of equity securities of the Company. Certain members of the Marriott family (including various trusts established by members of the Marriott family) in the aggregate beneficially own shares representing approximately 19.5% of the outstanding MAR Common Stock and approximately 19.5% of the outstanding MAR-A Common Stock, and have indicated their intention to vote their shares in accordance with the recommendations of the Board as set forth herein with respect to the Proposals. All shares of Company Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated for any of the Proposals, such proxies will be voted in accordance with the Board's recommendations as set forth herein with respect to such Proposals.

In the event that a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Annual Meeting with or without a vote of the shareholders. If the Company proposes to adjourn the Annual Meeting by a vote of the shareholders, the persons named in the enclosed proxy card will vote all shares of Company Common Stock for which they have voting authority in favor of such adjournment.

Any proxy duly given pursuant to this solicitation may be revoked at any time before it is voted by (i) filing with First Chicago Trust Company of New York in its capacity as transfer agent for the Company (the "Transfer Agent"), at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Company Common Stock and delivering it to the Transfer Agent at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Prior to the date of the Annual Meeting, written notice to revoke a proxy should be sent to First Chicago Trust Company of New York, P.O. Box 8089, Edison, New Jersey 08818-9355.

DIRECTORS


[PHOTO       J.W. Marriott, Jr.*
 APPEARS     (Chairman of the Board)
 HERE]       Age: 66
                                       Mr. Marriott is Chairman of the Board and Chief Executive Officer of the Company. He joined Marriott Corporation in 1956 and has been a member of the Board of Marriott Corporation/Host Marriott
                                       Corporation/Marriott International since
                                       1964. He became President of Marriott
                                       Corporation in 1964, Chief Executive
                                       Officer of Marriott Corporation in 1972
                                       and Chairman of the Board of Marriott
                                       Corporation in 1985. Mr. Marriott also is a director of Host Marriott Corporation, Host Marriott Services Corporation, General Motors Corporation, and the U.S.- Russia Business Council. He serves on the Board of Trustees of the Mayo Foundation, National Geographic Society, and Georgetown University. He is on the President's Advisory Committee of the American Red Cross and the Executive Committee of the World Travel & Tourism Council, and is a member of the Business Council and the Business Roundtable. Mr. Marriott has served as Chief Executive Officer of the Company since its inception in 1997, and served as Chairman and Chief Executive Officer of Old Marriott from October 1993 to March 1998. Mr. Marriott has served as a director of the Company since March 1998 and is currently serving a three-year term expiring at the 1999 Annual Meeting of Shareholders.

[PHOTO       Richard E. Marriott*
 APPEARS     Age: 59
 HERE]
                                       Mr. Marriott is Chairman of the Board of Host Marriott Corporation. He is also Chairman of the Board of First Media Corporation and serves as a director of Host Marriott Services Corporation and Potomac Electric Power Company (PEPCO), and as a trustee of Gallaudet University, Polynesian Cultural Center, Primary Children's Medical Center, Boys and Girls Clubs of America SE Region, and The J. Willard Marriott Foundation. He also serves on the Board of Trustees of Federal City Council and Marriott Foundation for People with Disabilities and the Advisory Committee for the International Hotel and Restaurant Association. Prior to 1993, Mr. Marriott served as an Executive Vice President and member of the Board of Directors of Marriott Corporation. Mr. Marriott has been a director of Marriott
                                       Corporation/Host Marriott
                                       Corporation/Marriott International since
                                       1979, and is currently serving a three-
                                       year term expiring at the 1998 Annual
                                       Meeting of Shareholders.


* Messrs. J.W. Marriott, Jr. and Richard E. Marriott are brothers.



[PHOTO      Henry Cheng Kar-Shun
 APPEARS    Age: 51
 HERE]

                                       Dr. Cheng has served as Managing Director of New World Development Company Limited ("New World Development"), a publicly held Hong Kong real estate development and investment company since 1989. He is the Chairman of New World Infrastructure Limited and Tai Fook Group Limited and a director of HKR International Limited, all of which are publicly-held Hong Kong companies. Dr. Cheng serves as an executive officer of Chow Tai Fook Enterprises Limited, a privately-held family company that controls New World Development. Dr. Cheng served as Chairman and Director of Renaissance Hotel Group N.V. from June 1995 until its purchase by the Company in March 1997. He is Chairman of the Advisory Council for The Better Hong Kong Foundation. Dr. Cheng serves as a member of the Services Promotion Strategy Group, a unit under the Hong Kong Financial Secretary's Office, and as a Committee Member of the Eighth Chinese People's Political Consultative Committee of the People's Republic of China. Dr. Cheng has also served as a member of the Election Committee of the Hong Kong Special Administrative Region. Dr. Cheng served as a director of Old Marriott from June 1997 to March 1998, and has served as a director of the Company since March 1998. He is currently serving a term expiring at the 2000 Annual Meeting of Shareholders.

[PHOTO      Gilbert M. Grosvenor
 APPEARS    Age: 66
 HERE]

                                       Mr. Grosvenor is Chairman of the Board of the National Geographic Society (a publisher of books and magazines and producer of television documentaries) and a director or trustee of Chevy Chase Federal Savings Bank, Ethyl Corporation, B.F. Saul REIT and Saul Centers, Inc. He is on the Board of Visitors of the Nicholas School of the Environment of Duke University. Mr. Grosvenor served as a member of the Board of Directors of Old Marriott (and prior to October 1993 of Marriott Corporation) from 1987 to March 1998, and has served as a director of the Company since March 1998. He is currently serving a three-year term expiring at the 1998 Annual Meeting of Shareholders.


[PHOTO      Floretta Dukes McKenzie
 APPEARS    Age: 62
 HERE]
                                       Dr. McKenzie is the founder, Chairwoman
                                       and Chief Executive Officer of The
                                       McKenzie Group, Inc. (an educational
                                       consulting firm). She is also a director or trustee of Potomac Electric Power

                                       Company (PEPCO), National Geographic
                                       Society, Acacia Group, Group
                                       Hospitalization and Medical Services,
                                       Inc. (GHMSI), Howard University, White
                                       House Historical Association, American
                                       Association of School Administrators
                                       Leadership of Learning Foundation,
                                       Lightspan Partnership, Inc., Impact II-
                                       The Teachers Network, National School
                                       Board Foundation, Institute for
                                       Educational Leadership, Inc., Forum for
                                       the American School Superintendent,
                                       Harvard Graduate School of Education
                                       Urban Superintendents Program and John
                                       Hopkins Leadership Development Program.
                                       From 1981 to 1988, she served as
                                       Superintendent of the District of
                                       Columbia Public Schools and Chief State
                                       School Officer. Dr. McKenzie served as a director of Old Marriott (and prior to October 1993 of Marriott Corporation) from 1992 to March 1998, and has served as a director of the Company since March 1998. She is currently serving a three-year term expiring at the 2000 Annual Meeting of Shareholders.

[PHOTO    Harry J. Pearce
 APPEARS  Age: 55
 HERE]

                                       Mr. Pearce is Vice Chairman of the Board of General Motors Corporation (an automobile manufacturer) and a director of General Motors Acceptance Corporation, Hughes Electronics Corporation, American Automobile Manufacturers Association, and MDU Resources Group, Inc. and is a member of the U.S. Air Force Academy's Board of Visitors. He also serves on the Board of Trustees of Howard University and is a member of Northwestern University School of Law's Dean's Advisory Council. Mr. Pearce served as a director of Old Marriott from 1995 to March 1998, and has served as a director of the Company since March 1998. He is currently serving a term expiring at the 1998 Annual Meeting of Shareholders.

[PHOTO    W. Mitt Romney
 APPEARS  Age: 51
 HERE]

                                       Mr. Romney is a director, President and
                                       Chief Executive Officer of Bain Capital,
                                       Inc. (a private equity investment firm).
                                       He is also a director of The Sports
                                       Authority, Inc., and Staples, Inc. Mr.
                                       Romney is a member of the Executive Board of the Boy Scouts of America and the boards of the National Points of Light Foundation and City Year. Mr. Romney served as a member of the Board of Directors of Old Marriott (and of Marriott Corporation prior to October
                                       1993) from 1993 to March 1998 and has
                                       served as a director of the Company since
                                       March 1998. He is currently serving a
                                       three-year term expiring at the 1999
                                       Annual Meeting of Shareholders.


[PHOTO      Roger W. Sant
 APPEARS    Age: 66
 HERE]

                                       Mr. Sant is Chairman of the Board and a
                                       co-founder of The AES Corporation (a
                                       global power company). He is also
                                       Chairman of the Board of World Wildlife
                                       Fund (U.S.) and a member of the Board of World Resources Institute and Worldwide Fund for Nature. Mr. Sant served as a director of Old Marriott from 1993 to March 1998, and has served as a director of the Company since March 1998. He is currently serving a three-year term expiring at the 2000 Annual Meeting of Shareholders.


[PHOTO      William J. Shaw
 APPEARS    Age: 52
 HERE]

                                       Mr. Shaw has served as President and
                                       Chief Operating Officer of the Company
                                       since March 1997 (including service in
                                       the same capacity with Old Marriott until March 1998). Mr. Shaw joined

                                       Marriott Corporation in 1974, was elected
                                       Corporate Controller in 1979 and a Vice
                                       President in 1982. In 1986, Mr. Shaw was elected Senior Vice President--Finance and Treasurer of Marriott Corporation. He was elected Executive Vice President of Marriott Corporation and promoted to Chief Financial Officer in April 1988. In February 1992, he was elected President of the Marriott Service Group, which later became Old Marriott's Contract Service Group. Mr. Shaw was elected Executive Vice President and President-- Marriott Service Group in October 1993. Mr. Shaw is also Chairman of the Board of Directors of Host Marriott Services Corporation and Sodexho Marriott Services, Inc. He also serves on the Board of Trustees of the University of Notre Dame, Loyola College in Maryland and the Suburban Hospital Foundation. Mr. Shaw has served as a director of Old Marriott (now called Sodexho Marriott Services, Inc.) since May 1997, and as a director of the Company since March 1998. He is currently serving for a term expiring at the 1999 Annual Meeting of Shareholders.


[PHOTO    Lawrence M. Small
 APPEARS  Age: 56
 HERE]

                                       Mr. Small is President, Chief Operating
                                       Officer and a member of the Board of
                                       Directors of Fannie Mae (a
                                       Congressionally chartered mortgage
                                       financing corporation). Before joining
                                       Fannie Mae, Mr. Small was Vice Chairman
                                       and Chairman of the Executive Committee
                                       of the Boards of Directors of
                                       Citicorp/Citibank. He also serves as a
                                       director of The Chubb Corporation,
                                       Chairman of the Financial Advisory
                                       Committee of Trans-Resources
                                       International, a member of the Board of
                                       Trustees of Morehouse College and New
                                       York University Medical Center, and a
                                       member of the U.S. Holocaust Memorial
                                       Council. Mr. Small served as a director
                                       of Old Marriott from 1995 to March 1998, and has served as a director of the Company since March 1998. He is currently serving a term expiring at the 2000 Annual Meeting of Shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to the shares of Company Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission (the "SEC")) as of March 27, 1998, by each director of the Company, each nominee, each of the executive officers named in the Summary Compensation Table included elsewhere herein, all directors and executive officers of the Company as a group, and beneficial holders of five percent (5%) or more of either class of outstanding Company Common Stock, immediately after giving effect to the issuance of one share of MAR Common Stock and one share of MAR-A Common Stock for each share of Old Marriott Common Stock outstanding on March 27, 1998 as a result of the Spinoff.

                                                    Common Stock                             Class A Common Stock
                                 ---------------------------------------------   ---------------------------------------------
                                          Amount                                          Amount
                                  Beneficially Owned (1)      Percent of Class    Beneficially Owned (1)      Percent of Class
Name                              ----------------------      ----------------    ----------------------      ----------------
----
Directors:
 J.W. Marriott, Jr.                  13,408,336(2)(3)               10.5              13,408,336(2)(3)               10.5
 Richard E. Marriott                 12,953,970(2)(4)               10.1              12,953,970(2)(4)               10.1
 Henry Cheng Kar-Shun                     1,300                       *                    1,300                       *
 Gilbert M. Grosvenor                     2,100                       *                    2,100                       *
 Floretta Dukes McKenzie                    435                       *                      435                       *
 Harry J. Pearce                          5,000                       *                    5,000                       *
 W. Mitt Romney                           5,000                       *                    5,000                       *
 Roger W. Sant                           10,000                       *                   10,000                       *
 William J. Shaw                        662,072(5)(7)                 *                  662,072(5)(7)                 *
 Lawrence M. Small                       42,500(6)                    *                   42,500(6)                    *
Named Executive Officers:
 Joseph Ryan                             62,846(5)(7)                 *                   62,846(5)(7)                 *
 Michael A. Stein                       111,335(5)(7)                 *                  111,335(5)(7)                 *
 William R. Tiefel                      457,842(5)(7)                 *                  457,842(5)(7)                 *
 James M. Sullivan                      146,048(5)(7)                 *                  146,048(5)(7)                 *
All Directors, Nominees and          24,043,066(2)(8)               18.8              24,043,066(2)(8)               18.8
 Executive Officers as a Group
 (20 Including the Foregoing)

-------------
*   Less than 1 percent
(1) Based on the number of shares outstanding at, plus the number of shares acquirable by the specified person(s) within 60 days of, March 27, 1998. Reflects the issuance of stock options and restricted stock to replace previously outstanding options and restricted stock of Old Marriott in connection with the Spinoff. Share amounts reflect antidilution adjustments for the Spinoff in order to preserve the economic value of the securities previously held.
(2) Includes: 1,575,020 shares of each class held by J.W. Marriott, Jr. and Richard E. Marriott as co-trustees of 16 trusts for the benefit of their children and 2,536,787 shares of each class owned by The J. Willard Marriott Foundation, a charitable foundation in which J.W. Marriott, Jr., Richard E. Marriott and their mother serve as co-trustees. These shares are reported as beneficially owned by both J.W. Marriott, Jr. and Richard E. Marriott, but are included only once in reporting the number of shares owned by all directors, nominees and executive officers as a group. The shares included herein do not include: (i) 1,910,354 shares of each class owned and controlled by certain other members of the Marriott family, (ii) 1,667,385 shares of each class held by a charitable annuity trust, created by the will of J. Willard Marriott, in which J.W. Marriott, Jr. and Richard E. Marriott have a remainder interest and in which their mother is trustee, or (iii) 157,774 shares of each class held by the adult children of J.W. Marriott, Jr. and Richard E. Marriott, as trustees of 26 trusts established for the benefit of the grandchildren of J.W. Marriott, Jr. and Richard E. Marriott.
(3) Includes, in addition to the shares referred to in footnote (2): (i) 885,328 shares of each class subject to options exercisable within 60 days, (ii) 402,430 shares of each class held as trustee of two trusts for the benefit of Richard E. Marriott, (iii) 68,426 shares of each class owned by J.W. Marriott, Jr.'s wife (Mr. Marriott disclaims beneficial ownership of such shares), (iv) 670,267 shares of each class owned by four trusts for the benefit of J.W. Marriott, Jr.'s children, in which his wife serves as a co-trustee, (v) 23,329 shares of each class owned by six trusts for the benefit of J.W. Marriott, Jr.'s grandchildren, in which his wife serves as a co-trustee, (vi) 80,000 shares of each class, owned by JWM Associates Limited Partnership, whose general partner is J.W. Marriott, Jr. and (vii) 2,707,590 shares of each class owned by Family Enterprises, whose general partner is a corporation in which J.W. Marriott, Jr. is a controlling shareholder.
(4) Includes, in addition to the shares referred to in footnote (2): (i) 61,317 shares of each class subject to options exercisable within 60 days, (ii) 299,689 shares of each class held as trustee of two trusts established for the benefit of J.W. Marriott, Jr., (iii) 68,219 shares of each class owned by Richard E. Marriott's wife, (iv) 603,828 shares of each class owned by four trusts for the benefit of Richard E. Marriott's children, in which his wife serves as a co-trustee, and (v) 2,302,729 shares of each class owned by First Media Limited Partners, whose general partner is a corporation in which Richard E. Marriott is the controlling shareholder.
(5) Includes shares of unvested restricted stock awarded under the 1998 Comprehensive Stock and Cash Incentive Plan as follows: Mr. Ryan: 30,823 shares of each class; Mr. Stein: 16,513 shares of each class; Mr. Shaw:
    20,917 shares of each class; Mr. Tiefel: 2,202 shares of each class; and Mr. Sullivan: 12,110 shares of each class. Shares of restricted stock are voted by the holder thereof. See "Executive Compensation; Summary Compensation Table."
(6) Includes 2,000 shares of each class held by two trusts for the benefit of non-family members in which Mr. Small is trustee and 500 shares of each class held by Mr. Small as custodian for a non-family member minor child. Mr. Small disclaims beneficial ownership of all such shares.
(7) Includes shares subject to options exercisable within 60 days, as follows:
    Mr. Ryan: 23,392 shares of each class; Mr. Stein: 77,332 shares of each class; Mr. Shaw: 581,781 shares of each class; Mr. Tiefel: 394,643 shares of each class; and Mr. Sullivan: 119,028 shares of each class.
(8) All directors, nominees and executive officers as a group (other than J.W. Marriott, Jr. and Richard E. Marriott) would have beneficially owned an aggregate of 1,792,567 shares or 1.4 percent of each class of New Marriott Common Stock outstanding as of March 27, 1998, based on the number of shares of each class of Company Common Stock beneficially owned by such persons as of such date.


THE BOARD OF DIRECTORS AND
 COMMITTEES OF THE BOARD

The Board of Directors of Old Marriott, on which each current director of the Company served during 1997, met seven times in 1997. No director attended fewer than 75% of the total number of meetings of the Board and Committees on which such director served, other than Dr. Cheng.

The Board has appointed four standing committees: (i) Executive; (ii) Audit;
(iii) Compensation Policy; and (iv) Nominating and Corporate Governance. Committee members of the Company held identical committee positions with Old Marriott during 1997 and until March 27, 1998.

The members of the Executive Committee are J.W. Marriott, Jr. (Chair) and Roger
W. Sant. When the Board is not in session, this Committee is authorized to exercise all powers of the Board, subject to specific restrictions as to powers retained by the full Board. Retained powers include those relating to amendments to the certificate of incorporation and bylaws, mergers, consolidations, sales or exchanges involving substantially all of the Company's assets, declarations of dividends, and issuances of stock. The Executive Committee of Old Marriott did not meet in 1997.

The members of the Audit Committee, none of whom are employees of the Company, are: W. Mitt Romney (Chair), Gilbert M. Grosvenor, Harry J. Pearce, Roger W. Sant, and Lawrence M. Small. The Audit Committee meets with the Company's independent auditors, management representatives and internal auditors. The Audit Committee recommends to the Board the appointment of independent auditors, approves the scope of audits and other services to be performed by the independent and internal auditors, considers whether any circumstance, including the performance of any professional service, impairs the independence of the auditors, and reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls. The independent auditors and internal auditors have unrestricted access to the Audit Committee and vice versa. The Audit Committee of Old Marriott met three times in 1997.

The members of the Compensation Policy Committee, none of whom are employees of the Company, are: Floretta Dukes McKenzie (Chair), Roger W. Sant, W. Mitt Romney, and Lawrence M. Small. The functions of this Committee include submitting recommendations on policies and procedures relating to senior officers' compensation and various employee stock plans, and approval of individual salary adjustments, bonus payments, and stock awards in those areas. The Compensation Policy Committee of Old Marriott met five times in 1997.

The members of the Nominating and Corporate Governance Committee, none of whom are employees of the Company, are: Gilbert M. Grosvenor (Chair), Floretta Dukes McKenzie, and Harry J. Pearce. This Committee makes recommendations to the Board regarding corporate governance and considers nominees for election as directors. The Committee utilizes the same procedure to consider nominees recommended by shareholders as is used to consider nominees recommended by any other source. In addition, the Committee fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including the making of recommendations with respect to qualifications of director candidates, compensation of directors, selection of committee chairs, committee assignments, and related matters affecting the functioning of the Board. The Nominating and Corporate Governance Committee of Old Marriott met once in 1997.


COMPENSATION OF DIRECTORS

Directors who are also employees of the Company receive no additional compensation for service as directors. Directors who are not employees receive an annual retainer fee of $25,000, together with an attendance fee of $1,250 per Board, Committee or shareholder meeting. The Chair of each Committee of the Board receives an additional annual fee of $1,000. Any individual director receiving these fees may elect to defer payment of all or any portion thereof pursuant to the Company's Executive Deferred Compensation Plan and/or the 1998 Comprehensive Stock and Cash Incentive Plan. Gilbert M. Grosvenor, Floretta Dukes McKenzie, Harry J. Pearce, W. Mitt Romney, Roger W. Sant, and Lawrence M. Small are currently participating in one or both of these plans. Under the Marriott International, Inc. 1995 Non-Employee Directors' Deferred Stock Compensation Plan, in 1997 each non-employee director received an annual director stock award of 250 shares and the following special one-time director stock awards: Mr. Grosvenor, Mr. Sant and Dr. McKenzie: 3,000 shares; Mr. Small and Mr. Pearce: 2,000 shares; Mr. Romney: 1,500 shares. For 1998 and subsequent years, annual director stock awards will be made under the Marriott International, Inc. 1998 Comprehensive Stock and Cash Incentive Plan. The amount of such awards will be determined by the Board of Directors at a meeting preceding each annual meeting of shareholders with a value approximately equal to one-half of the annual retainer fee (or $12,500) as of the date of determination. Directors are also reimbursed for travel expenses and other out-of-pocket costs incurred when attending meetings.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons"), to file reports of beneficial ownership and changes in beneficial ownership of Company equity securities with the SEC and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure by such persons to file such reports on a timely basis during 1997. During 1997, the Company's directors were not subject to Section 16 (a) because the Company was during that period a wholly owned subsidiary of Old Marriott. During 1997, the Reporting Persons of Old Marriott were in compliance with these requirements, with the exception of one transaction not timely reported by Robert T. Pras and one transaction not timely reported by Edwin D. Fuller.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1997, the Compensation Policy Committee of Old Marriott was comprised of Floretta Dukes McKenzie (Chair), Roger W. Sant, W. Mitt Romney and Lawrence M. Small.

J.W. Marriott, Jr. serves on the Executive Compensation Committee of the Board of Directors of General Motors Corporation. Harry J. Pearce, a director of the Company, is an executive officer and director of General Motors Corporation.


EXECUTIVE COMPENSATION

The following tables on Executive Compensation (Table I - Summary Compensation Table, Table II - Stock Option Grants in Last Fiscal Year, and Table III - Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values) reflect awards denominated in Old Marriott Common Stock and do not reflect redenomination of such awards into shares of New Marriott Common Stock as a result of the Spinoff. All awards were made under the Marriott International, Inc. 1993 Comprehensive Stock Incentive Plan or the Marriott International, Inc. 1996 Comprehensive Stock Incentive Plan (the "Old MI Plans"). In connection with the Spinoff, the awards under the Old MI Plans were cancelled and substitute awards were granted under the Marriott International, Inc. 1998 Comprehensive Stock and Cash Incentive Plan (the "MI Plan"). The substitute awards preserved (but did not increase or decrease) the economic value of the awards under the Old MI Plans.

Summary Compensation Table

Table I below sets forth a summary of the compensation paid by Old Marriott during the last three fiscal years to the Chief Executive Officer of Old Marriott and the five most highly compensated executive officers (other than the Chief Executive Officer) of Old Marriott as of January 2, 1998. The persons listed below hold the same positions with the Company as the positions they held with Old Marriott during 1997 and until March 27, 1998.

TABLE I

----------------------------------------------------------------------------------------------------
Name                     Fiscal  Salary      Bonus     Restricted       Stock          All Other
                          Year   (1)(2)       ($)        Stock         Options       Compensation
                                   ($)                   (3)(4)          (#)              (5)
                                                          ($)                             ($)
----------------------------------------------------------------------------------------------------
J. W. Marriott, Jr.      1997    900,000    990,000      198,001       287,500          79,590
Chairman and             1996    840,866    809,754      161,975        71,000          32,125
 Chief Executive         1995    800,000    696,000      139,202       100,000           7,592
 Officer
----------------------------------------------------------------------------------------------------
William J. Shaw          1997    618,846    556,961      111,410       195,000          24,009
President and            1996    545,289    425,325       85,085        46,000          19,780
 Chief Operating         1995    520,000    342,680      589,152        52,000          35,910
 Officer
----------------------------------------------------------------------------------------------------
William R. Tiefel        1997    565,000    452,000       90,431       135,000          44,714
Executive Vice           1996    545,289    393,699    1,175,020        46,000          40,323
 President and           1995    520,000    341,120      365,720        52,000          35,187
 President-Marriott
 Lodging Group
----------------------------------------------------------------------------------------------------
Joseph Ryan              1997    400,000    320,000      741,766       100,000          12,493
Executive Vice           1996    371,000    248,941       49,775        25,000           1,170
 President and           1995    350,000    217,000       43,403        30,000         119,900
 General Counsel
----------------------------------------------------------------------------------------------------
Michael A. Stein         1997    400,000    320,000       63,966       100,000          29,761
Executive Vice           1996    356,731    239,366       47,850        23,000          25,950
 President and           1995    325,000    201,500      572,792        25,000          21,126
 Chief Financial
 Officer
----------------------------------------------------------------------------------------------------
James M. Sullivan        1997    400,000    320,000       63,966       100,000          29,684
Executive Vice           1996    320,000    236,730       47,355        23,000          24,622
 President -             1995    265,000    383,787      460,450        11,500          19,700
 Lodging
 Development
----------------------------------------------------------------------------------------------------

Footnotes:

  (1) Fiscal year 1996 base salary earnings were for 53 weeks, all other fiscal year base salary earnings were for 52 weeks.

  (2) Salary amounts include base salary earned and paid in cash during the fiscal year and the amount of base salary deferred at the election of the executive officer under the Old Marriott Employees' Profit Sharing, Retirement and Savings Plan and Trust (the "Profit Sharing Plan") and Executive Deferred Compensation Plan (the "Deferred Plan").

  (3) All awards of restricted stock noted in the above table for 1995, 1996 and 1997 were originally made under the Old MI Plans for 1995, 1996 and 1997 performance. Restricted stock awards granted by the Company are subject to general restrictions, such as continued employment and non-competition, and in some cases, additional performance restrictions such as attainment of financial objectives. Holders of restricted stock receive dividend payments and exercise voting rights with respect to such shares. Awards of deferred bonus stock were generally derived by dividing 20 percent of each individual's annual cash bonus award by the average of the high and low trading prices for a share of Old Marriott Common Stock on the last trading day for the fiscal year. No voting rights or dividends are attributed to award shares until such awards are distributed. The individual executive may elect to denominate the awards as current or deferred. A current award is distributed in 10 annual installments commencing one year after the award is granted. A deferred award is distributed in a lump sum or in up to 10 installments following termination of employment. Deferred bonus stock contingently vests pro-rata in ten annual installments commencing one year after the award is granted to the employee. Awards are not subject to forfeiture once the employee reaches age 55 with 10 years of service with the Company, or has 20 years of service with the Company with Board approval.

  (4) Total awards for each executive including awards reflected in the restricted stock column in the above table include the following for the named individual: (i) for Mr. Marriott 5,833 shares deferred bonus stock with a value of $399,910; (ii) for Mr. Shaw 15,651 shares deferred bonus stock, 27,000 shares restricted stock and 25,000 shares deferred contract stock with an aggregate value of $4,638,153; (iii) for Mr. Tiefel 66,569 shares deferred bonus stock, 2,000 shares restricted stock and 49,847 shares deferred contract stock with an aggregate value of $8,118,601; (iv) for Mr. Ryan 3,098 shares deferred bonus stock, 28,000 shares restricted stock and 10,000 shares deferred contract stock with an aggregate value of $2,817,679; (v) for Mr. Stein 5,977 shares deferred bonus stock, 15,000 shares restricted stock and 10,000 shares deferred contract stock with an aggregate value of $2,123,783; and (vi) for Mr. Sullivan 9,308 shares deferred bonus stock, 12,000 shares restricted stock, 10,000 shares deferred contract stock with an aggregate value of $2,146,476.

  (5) Amounts included in "All Other Compensation" represent Company matching contributions made under one or both of the Profit Sharing Plan and the Deferred Plan. In 1997, for Mr. Marriott, $3,711 was attributable to the Profit Sharing Plan and $75,879 was attributable to the Deferred Plan; for Mr. Shaw, $2,082 was attributable to the Profit Sharing Plan and $21,926 was attributable to the Deferred Plan; for Mr. Tiefel, $3,711 was attributable to the Profit Sharing Plan and $41,003 was attributable to the Deferred Plan; for Mr. Ryan, $1,531 was attributable to the Profit Sharing Plan and $10,962 was attributable to the Deferred Plan; for Mr. Stein, $3,711 was attributable to the Profit Sharing Plan and $26,050 was attributable to the Deferred Plan; for Mr. Sullivan, $3,711 was attributable to the Profit Sharing Plan and $25,972 was attributable to the Deferred Plan.

Stock Options

Table II and Table III below set forth information regarding options to purchase Old Marriott Common Stock granted in fiscal 1997 under the Old MI Plans.

TABLE II

                    Stock Option Grants in Last Fiscal Year

                           Stock          % of Total
                          Options           Stock                                    Grant Date
                         Granted       Options Granted   Exercise   Expiration      Present Value
Name                        (1)        to Employees in    Price        Date              (4)
-----                       (#)          Fiscal Year      ($/Sh)      (2)(3)             ($)
                     ----------------------------------------------------------------------------
J. W. Marriott, Jr.          225,000         6.5          54.188      02/06/07        4,155,750
                              62,500         1.8         67.7813      11/06/12        1,470,000

William J. Shaw              150,000         4.3          54.188      02/06/07        2,770,500
                              45,000         1.3         67.7813      11/06/12        1,058,400

William R. Tiefel            100,000         2.9          54.188      02/06/07        1,847,000
                              35,000         1.0         67.7813      11/06/12          823,200

Joseph Ryan                   80,000         2.3          54.188      02/06/07        1,477,600
                              20,000         0.6         67.7813      11/06/12          470,400

Michael A. Stein              80,000         2.3          54.188      02/06/07        1,477,600
                              20,000         0.6         67.7813      11/06/12          470,400

James M. Sullivan             80,000         2.3          54.188      02/06/07        1,477,600
                              20,000         0.6         67.7813      11/06/12          470,400


  (1) Under the Old MI Plans, the Company was entitled to grant to eligible employees stock options either on a non-qualified tax basis or as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. All options granted to Company employees in 1997 were non-qualified options and totaled 3,449,975 shares.

  (2) All options granted except for the supplemental options granted on February 6, 1997, vest over four years on the anniversary date of the grant at a rate of 25% per year and have a 15-year term. Except as set forth in the succeeding sentence, if an optionee ceases to be an employee, other than by reason of death, while holding an exercisable option, the option will generally terminate if not exercised within three months of termination of employment. Options held by optionees who retire and meet certain retirement provisions of the Old MI Plan (retirement approved by the Compensation Policy Committee of the Board of Directors and either age 55 with 10 years of service, or 20 years of service) will not expire until the earlier of (i) the expiration of the option in accordance with its original term or (ii) one year from the date on which the option granted latest in time to the optionee has fully vested. Options are not transferable except that if an optionee dies while an employee of the Company more than one year from the date the option was granted, a legatee may exercise the remaining options at any time up to one year after the date of death of the employee.

  (3) The options granted on February 6, 1997 will vest in full at the end of eight years on the anniversary date of the grant and may vest earlier at the end of three, four or five years if certain stock price appreciation goals are achieved.

  (4) The Black-Scholes option pricing model was used to estimate the present value of the options at the date of the grant. The material assumptions and adjustments used in estimating the value of the options include: a 10-year option term for the February grant and a 15-year option term for the November grant, an exercise price of $54.188 for the options issued in February and $67.7813 for the options issued in November, expected volatility of 23.97%, an annual dividend of $0.35, a risk free interest rate of 6.15%, an expected life of 7.15 years and a 13.3% reduction to reflect the probability of forfeiture due to termination prior to vesting. These inputs resulted in an $18.47 per share option value for the February grant and a $23.52 per share option value for the November grant.

TABLE III
                Aggregated Stock Option Exercises in Last Fiscal
                     Year and Fiscal Year-End Option Values

-------------------------------------------------------------------------------------------------------------------------
                                                            Number of Shares Underlying       Value of Unexercised
                                   Shares                       Unexercised Options        In-the-Money Stock Options
Name                 Company      Acquired                     at Fiscal Year End (#)         Fiscal Year End (3)
                      (1)(2)         on        Value           ----------------------         -------------------
                                  Exercise    Realized
                                    (#)         ($)        Exercisable    Unexercisable    Exercisable   Unexercisable
-------------------------------------------------------------------------------------------------------------------------
J.W. Marriott, Jr.     MI              0          0          954,250          413,250        45,379,937      6,470,336
                       HMC             0          0          810,447                0        12,671,964              0
                     ----------------------------------------------------------------------------------------------------
                      TOTAL            0          0        1,764,697          413,250        58,051,901      6,470,336
-------------------------------------------------------------------------------------------------------------------------
William J. Shaw        MI         20,000    952,066          528,500          269,500        25,707,664      4,032,905
                       HMC        22,389    364,950          439,927                0         7,033,999              0
                     ----------------------------------------------------------------------------------------------------
                      TOTAL       42,389  1,317,016          968,427          269,500        32,741,663      4,032,905
-------------------------------------------------------------------------------------------------------------------------
William R. Tiefel      MI         30,000  1,314,617          358,500          209,500        17,291,480      3,306,518
                       HMC         9,795    150,171          283,211                0         45,81,072              0
                     ----------------------------------------------------------------------------------------------------
                      TOTAL       39,795  1,464,788          641,711          209,500        21,872,552      3,306,518
-------------------------------------------------------------------------------------------------------------------------
Joseph Ryan            MI         25,000  1,208,600           33,750          146,250         1,068,972      2,406,150
                       HMC             0          0                0                0                 0              0
                     ----------------------------------------------------------------------------------------------------
                      TOTAL       25,000  1,208,600           33,750          146,250         1,068,972      2,406,150
-------------------------------------------------------------------------------------------------------------------------
Michael A. Stein       MI         20,400  1,105,086           70,250          137,250         2,612,242      2,090,397
                       HMC        14,386    288,409                0                0                 0              0
                     ----------------------------------------------------------------------------------------------------
                      TOTAL       34,786  1,393,495           70,250          137,250         2,612,242      2,090,397
-------------------------------------------------------------------------------------------------------------------------
James M. Sullivan      MI          4,700    165,830          108,125          126,375         5,160,066      1,715,963
                       HMC             0          0           13,154                0           213,072              0
                     ----------------------------------------------------------------------------------------------------
                      TOTAL        4,700    165,830          121,279          126,375         5,373,138      1,715,963
-------------------------------------------------------------------------------------------------------------------------

Footnotes:

  (1) "MI" represents options to purchase Old Marriott Common Stock. "HMC" represents options to purchase Host Marriott Corporation Common Stock.

  (2) In connection with the distribution of all of Old Marriott's outstanding common stock on a share-for-share basis to shareholders of Marriott Corporation (now Host Marriott Corporation) ("Host Marriott") in October 1993 (the "October 1993 Distribution") and pursuant to the Marriott Corporation Employee Stock Option Plan, all Marriott Corporation options were adjusted to reflect the October 1993 Distribution. Each nonqualified Marriott Corporation option was "split" by (i) adjusting the price at which the Marriott Corporation option (as adjusted, a "Host Marriott Corporation Option") was exercisable for common stock of Host Marriott

Corporation and (ii) providing the holder thereof with an option to purchase an identical number of shares of Old Marriott Common Stock (each, an "Old Marriott Option"). The exercise price of the Old Marriott Option was set, and the exercise price of the corresponding Host Marriott Corporation Option was adjusted, so as to equal, in the aggregate, the exercise price of the Marriott Corporation option prior to the October 1993 Distribution. Accordingly, these adjustments merely preserved, and did not increase or decrease, the economic value of the outstanding Marriott Corporation option prior to the October 1993 Distribution. In December of 1995, in connection with the distribution of all of Host Marriott Services Corporation's outstanding common stock on a share-for-share basis to shareholders of Host Marriott Corporation (the "Host Marriott Services Distribution") and pursuant to the Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan, all Host Marriott Corporation Options were adjusted to reflect the Host Marriott Services Distribution. The Host Marriott Services Distribution resulted in a lower option price and greater number of options in Host Marriott Corporation for all Old Marriott employees with outstanding options in Host Marriott Corporation. The exercise price was set, and the price of the Host Marriott Corporation Options were adjusted, so as to preserve (but not increase or decrease) the economic value of each Host Marriott Corporation Option immediately prior to the Host Marriott Services Distribution.

  (3) Based on a per share price for Old Marriott Common Stock of $68.56 and a per share price for Host Marriott Corporation Common Stock of $19.21. These prices reflect the average of the high and low trading prices on the New York Stock Exchange on January 2, 1998.


     REPORT ON EXECUTIVE COMPENSATION
     BY THE COMPENSATION POLICY
     COMMITTEE

     The Compensation Policy Committee (the "Committee") is responsible for establishing basic principles related to the compensation programs of the Company and for providing oversight for compensation programs for senior executive officers. The principles include building a strong relationship between shareholder return and executive compensation, providing incentives to achieve both short and long-term goals, and providing an overall level of remuneration which is competitive and reflective of performance. The Committee met five times during 1997. The Chief Executive Officer and other senior executive officers are not present at the meetings unless requested by the Committee.

     Compensation Philosophy and Programs

     In administering senior executive officer compensation, the Committee's objective is to establish a total pay program for the Company which appropriately balances compensation costs with salaries and incentives sufficient to retain and motivate key executives. Senior Human Resources management of the Company presents proposals and recommendations on senior executive officer compensation to the Committee for their review and evaluation. To establish compensation targets, the Committee uses data provided by the Company which is obtained from independent consultants. The data reflects compensation practices with companies of approximately Marriott's size (the comparator group) who participate in a variety of compensation surveys. The Committee believes that targeting compensation at a level comparable to other large companies appropriately reflects the labor market for Company executives. Target cash compensation levels (base salary range midpoint plus target bonus) are established at the median level of cash compensation for the comparator group. Long-term incentive levels are established based on the average of three-year median long-term incentive values for the comparator group. Companies in the comparator group may be included in the Standard & Poor's Hotel/Motel Index used in the performance chart included in this Proxy Statement; however, the comparator group is not made up exclusively of companies used in that Index. As the Company also recruits senior executives from outside the hospitality industry, the Committee believes that the broad-based comparator group is a more appropriate basis for comparison.

Base Salary

The Company has an executive compensation salary structure approved by the Committee, which includes salary ranges established around a salary grade midpoint. Each position's salary grade range and target bonus opportunity are established based on the median level of total cash compensation for similar positions in the survey data. Actual base salaries are set within the prescribed salary range, based on a subjective assessment of factors including tenure, experience, and individual performance. This assessment is not subject to weightings or formulas. Individual annual salary increases reflect the position within the salary range, the merit increase guidelines established by the Company, and individual performance over the prior year. Merit increase guidelines are established based on survey information of annual salary increase budgets for the comparator group, along with an assessment of the Company's labor costs for management employees.

Annual Cash Incentives

Old Marriott established the 1994 Executive Officer Incentive Plan, which is focused on financial objectives, and the 1994 Executive Officer Individual Performance Plan, which is focused on human resource and other business requirements, to help motivate the attainment of annual objectives. The plans governed certain cash incentive arrangements in place for 1997. Under each plan, goals and objectives were established for a minimum level, a target level, and a maximum level of performance. Actual performance was measured relative to these levels for each objective in order to determine the actual payout. For each objective, no payment was made if performance failed to meet the minimum level for that objective.

The 1997 incentive plans for the Chief Executive Officer and other senior executive officers included objectives related to Company financial performance, individual performance, customer satisfaction, and lodging growth objectives.

Stock Incentives

The Company provides intermediate and long-term incentives through the MI Plan (for 1997, Old Marriott provided these incentives through the Old MI Plan). The Committee believes that stock ownership by senior executive management is essential for aligning management's interest with that of shareholders. Through deferred bonus stock awards, approximately 3,000 managers, including the Chief Executive Officer and other senior executive officers, receive an award of shares equal to 20% of their annual cash bonus. The award is distributed ratably over a ten year period, or at retirement if so elected by certain levels of management, and is contingent upon continued employment.

In addition to deferred bonus stock awards, the Company also makes grants of stock options under the MI Plan. Stock options are the primary long-term incentive of the Company. The number of shares subject to options granted to each executive officer is related to a guideline number of shares which is established for each eligible salary grade level based on the survey data described above. The Committee establishes a range of share awards around the guideline award, and individual awards are determined based on a subjective assessment of individual performance, contribution and potential. Under the terms of the MI Plan, awards of restricted stock and deferred contract stock are also made to key management employees. These awards tend to be relatively infrequent and are used to recognize special performance of key executives or as an employment inducement. The Company considers a number of factors when determining stock grants such as individual performance, the size of competitive long-term awards, key contributions, and previous share grants.

1997 Compensation of the Chief Executive
Officer and Reported Executive Officers

The salaries for Mr. Marriott and all other executive officers were reviewed by the Committee in November, 1996. Mr. Marriott received an increase in base pay on January 4, 1997 of 9.1%, which resulted in his annual pay rate increasing to $900,000. This salary is below the median for the survey group. The other five named executive officers received base salary increases ranging from 5.6% to 14.3% which were effective January 4, 1997. As a group, the other named senior executive officers have base salaries which approximate the median of the survey group.

Under the 1994 Executive Officer Incentive Plan, Mr. Marriott's annual incentive opportunity as a percentage of base salary was 55% based on attaining a corporate cash flow objective and 22% related to earnings per share. Under the 1994 Executive Officer Individual Performance Plan, Mr. Marriott's annual incentive opportunity as a percentage of base salary was 22% related to individual objectives and 11% related to customer satisfaction. In 1997, Old Marriott exceeded the maximum level of performance for the cash flow objective and performance for earnings per share was at the maximum level of performance. Mr. Marriott accomplished all of his individual objectives and performance for customer satisfaction was above the maximum level. The aggregate target level of bonus award for Mr. Marriott was 80% and the maximum level of bonus award was equal to 110% of eligible fiscal year salary. The total award payout of $990,000 corresponded to 110% of salary. Mr. Marriott's annual cash incentive payout was below the median for the comparator group. From a total cash compensation perspective, his annual compensation, including base salary and bonus compensation, is below the median for the comparator group. In addition, Mr. Marriott received 2,888 shares of deferred bonus stock which was equal to 20% of his bonus. Mr. Marriott has elected to receive his deferred bonus stock shares after retirement.

The other named senior executive officers were also participants in the 1994 Executive Officer Incentive Plan and the 1994 Executive Officer Individual Performance Plan. Measures utilized included Old Marriott and, in some cases, business group cash flow, customer satisfaction, lodging rooms growth objectives and individual objectives. The aggregate target payouts for other named executives were set at 50% to 60% of salary and the maximum aggregate payouts from 80% to 90% of salary. Actual total award payouts for 1997 ranged from 80% to 90% of salary.

In 1997, two stock option grants were made to Mr. Marriott and the other named executive officers. A special supplemental grant was made in February to Mr. Marriott of options to acquire 225,000 shares that will vest at the end of eight years. The option grant may vest earlier at the end of year three, four or five if the Company's stock price appreciation is at the 75th percentile of the Standard and Poor's 500 Index. The other named executive officers received a similar supplemental grant of options to acquire shares ranging from 80,000 to 150,000 shares. The primary objective of these grants is to focus executive management on opportunities for significant stock price appreciation. If the stock price goals are achieved, the total compensation paid to the senior management team would approximate the 75th percentile. It is the committee's belief that shareholder value would increase substantially and that overall executive compensation paid at the 75th percentile is appropriate.

In addition, Mr. Marriott received a grant of options to acquire 62,500 shares in November which vest over four years. This grant, as well as similar grants to the other named executive officers, were all at the guideline level established for their specific salary grade.

Impact of Internal Revenue Code Section
162(m)

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the tax deduction for compensation expense in excess of one million dollars paid to each of certain executive officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The Committee believes the 1994 Executive Officer Incentive Plan satisfies the requirements for exemption under the Internal Revenue Code Section 162(m). Payments made under this Plan qualify as performance-based compensation and constitute the majority of aggregate annual incentive payment for Mr. Marriott and all other named executive officers.

Although the 1994 Executive Officer Individual Performance Plan does not meet the requirement necessary for exemption as performance based compensation, it is the belief of the Compensation Policy Committee that incentives for performance relative to certain Company objectives, such as personnel planning, customer satisfaction and other non-financial business requirements, are relevant and appropriate. For 1997, the annual salary plus the bonus paid under the 1994 Executive Officer Individual Performance Plan for Mr. Marriott and the other named executive officers were in each case less than one million dollars after amounts deferred into the Deferred Plan. The Committee reserves the right to pay non-deductible compensation if it believes to do so is in the best interest of the shareholders and the Company. The stock option awards made under the terms of the Old MI Plan are exempt as performance based compensation for purposes of calculating the one million dollar limit. Due to the Company's focus on performance-based compensation plans and continued deferral of compensation by certain executive officers, the Committee expects to continue to qualify most compensation paid to the group as tax deductible.

Summary

The Compensation Policy Committee believes that the compensation programs of the Company are well structured to encourage attainment of objectives and foster a shareholder perspective in management. The Committee feels that the awards made in 1997 were competitive and appropriate, and serve shareholders' long-term interest.

Members Of The Compensation Policy Committee

Floretta Dukes McKenzie, Chair
Roger W. Sant
W. Mitt Romney
Lawrence M. Small

PERFORMANCE GRAPH

The following line graph compares the cumulative total shareholder return on Old Marriott's Common Stock against the cumulative total returns of the Standard & Poor's Corporation Composite 500 Index (the "S&P 500 Index") and the Standard and Poor's Corporation Lodging-Hotels Composite Index (the "S&P Lodging-Hotels Index") over the period commencing October 1, 1993 (the initial trading date for the Old Marriott Common Stock) and ending January 2, 1998. Comparable data does not exist for the Company, which became a public company on March 27, 1998 and has had only a brief trading history. The graph assumes an initial investment of $100 on October 1, 1993, and reinvestment of dividends.

The Company believes the information provided has only limited relevance to an understanding of Old Marriott's compensation policies during the indicated periods and does not reflect all matters appropriately considered by Old Marriott in developing its compensation strategy.

       -----------------------------------------------------------------
               COMPARISON OF SHAREHOLDER RETURNS AMONG MARRIOTT
       INTERNATIONAL, THE S&P 500 INDEX AND THE S&P LODGING-HOTELS INDEX
       -----------------------------------------------------------------

                             [GRAPH APPEARS HERE]

                               10/1/93    12/31/93    12/30/94    12/29/95     1/3/97    1/2/98
                             ------------------------------------------------------------------
Marriott International, Inc.     100       112.1       109.8       150.5       217.8     271.5
S&P Lodging-Hotels Index         100       105.0        93.3       110.3       131.4     181.3
S&P 500 Index                    100       102.3       103.6      142.53       175.3     228.5

CERTAIN TRANSACTIONS

JWM Family Enterprises, L.P. ("Family Enterprises"), a Delaware limited partnership owned by J.W. Marriott, Jr., the Chairman and Chief Executive Officer of the Company, and members of his immediate family, owns a 216-room Courtyard Hotel in Long Beach, California, a 120-room Residence Inn in San Antonio, Texas and a 468-room Fairfield Inn in Anaheim, California. Subsidiaries of the Company operate the three properties pursuant to management agreements with Family Enterprises. For 1997, the Company received management fees totaling $878,183 for these properties, plus reimbursement of certain expenses. The Company also received payments in 1997 of $54,647 from Family Enterprises related to furnishings and supplies for the Anaheim and Long Beach Hotels.

McIntosh Mill Ltd. ("McIntosh Mill"), a Utah limited partnership in which Richard E. Marriott, a director of the Company, has a 40 percent limited partnership interest, is party to an agreement with Marriott Ownership Resorts, Inc. ("MORI"), a subsidiary of the Company, under which MORI purchased land in Park City, Utah from McIntosh Mill on which MORI is constructing a mixed-use, multi-phase development. The terms of the Agreement call for McIntosh Mill to purchase from MORI the commercial condominium units for a cash purchase price calculated as the pro rata share of the development and construction costs of the project allocable to the commercial units less (i) the value of the land allocated to the residential condominium units retained by MORI for its time share resort, and (ii) an agreed upon development fee earned by McIntosh Mill. Construction of all phases was completed in 1997 and the cash portion of the purchase price for the commercial space payable to MORI is approximately $3.95 million. MORI has secured payment of these amounts by purchase money mortgages on the commercial condominium units until McIntosh Mill obtains long term mortgage financing which is expected to be arranged in 1998.

On March 29, 1997, the Company acquired substantially all of the outstanding common stock of Renaissance Hotel Group N.V. ("RHG"), an operator and franchisor of 150 hotels in 38 countries, for approximately $1 billion. Dr. Henry Cheng Kar-Shun, a director of the Company, together with members of the Cheng family, beneficially owned approximately 60 percent of the RHG shares acquired by the Company, and Dr. Cheng became a director of the Company in connection with the RHG acquisition. RHG operates 87 hotels in which affiliates of Dr. Cheng and members of the Cheng family have a direct or indirect ownership or leasehold interest. New World Development, for which Dr. Cheng serves as Managing Director and which is 35.3 percent owned by Dr. Cheng and members of the Cheng family, its affiliates or affiliates of Dr. Cheng have indemnified RHG, its subsidiaries and the Company for certain lease, debt, guarantee and other obligations in connection with the formation of RHG as a hotel management company in 1995.

Relationship Between the Company and Host Marriott

J.W. Marriott, Jr. and Richard E. Marriott and their respective immediate family members beneficially own approximately 6.5 percent and 6.5 percent, respectively, of the common stock of Host Marriott Corporation ("Host Marriott"). Richard E. Marriott is the Chairman of the Board of Host Marriott, and J.W. Marriott, Jr. is a director of Host Marriott.

The Company and Host Marriott are or have been party to agreements which provide, among other things, for the Company to (i) manage lodging properties owned or leased by Host Marriott (the "Host Marriott Lodging Management Agreements"), (ii) manage senior living communities owned by Host Marriott (the "Host Marriott Senior Living Management Agreements"), (iii) advance up to $225 million to Host Marriott under a line of credit (the "Host Marriott Credit Agreement"), (iv) guarantee Host Marriott's performance in connection with certain loans or other obligations (the "Company Guarantees") and (v) provide Host Marriott with various administrative and consulting services and a sublease of office space at the Marriott headquarters building (the "Services Agreements"). The Company has the right to purchase up to 20 percent of the voting stock of Host Marriott if certain events involving a change of control of Host Marriott occur. These agreements were assigned from Old Marriott to the Company upon completion of the Spinoff.

The Host Marriott Lodging Management Agreements provide for the Company to manage Marriott hotels, Courtyard hotels and Residence Inns owned or leased by Host Marriott. Each Host Marriott Lodging Management Agreement, when entered into, reflects market terms and conditions and is substantially similar to the terms of management agreements with third-party owners regarding lodging facilities of a similar type. The Company recognized sales of $2,302 million and operating profit (before corporate expenses and interest) of $140 million during 1997, from the lodging properties owned or leased by Host Marriott. Additionally, Host Marriott is a general partner in several unconsolidated partnerships that own lodging properties operated by the Company under long-term agreements. The Company recognized sales of $1,513 million and operating profit (before corporate expenses and interest) of $122 million in 1997, from the lodging properties owned by these unconsolidated partnerships. The Company also leases land to certain of these partnerships and recognized land rent income of $23 million in 1997.

In June 1997, the Company sold to Host Marriott all of the issued and outstanding stock of Forum Group, Inc. which owns or leases 29 senior living communities, for aggregate consideration of approximately $550 million, comprised of cash, notes from Host Marriott, the Company's share of outstanding debt of Forum Group, and approximately $87 million to be received as expansions as certain communities are completed. Marriott Senior Living Services, Inc., a subsidiary of the Company, manages these communities under the Host Marriott Senior Living Management Agreements. Each Host Marriott Senior Living Management Agreement reflects market terms and conditions and is substantially similar to the terms of management agreements with third-party owners regarding senior living facilities of a similar type. The Company recognized sales of $126 million and operating profit (before corporate expenses and interest) of $1 million under these agreements during 1997.

On June 19, 1997, the $225 million secured credit facility under the Host Marriott Credit Agreement was terminated by mutual consent. Under the Host Marriott Credit Agreement, interest on outstanding balances up to $112.5 million accrued at LIBOR plus 3 percent; interest on outstanding balances from $112.5 million to $225 million accrued at LIBOR plus 4 percent. The Company has provided, and may in the future provide, financing to Host Marriott for a portion of the cost of acquiring properties to be operated or franchised by the Company, including notes received as partial consideration for Host Marriott's
purchase of Forum Group, Inc.   The outstanding principal amount of these loans
was $135 million at January 2, 1998, and the Company recognized $9 million in 1997 in interest and fee income under these credit agreements with Host Marriott.

Under the Company Guarantees, the Company has guaranteed Host Marriott's performance to lenders and other third parties. These guarantees were limited to $107 million at January 2, 1998. No payments have been made by the Company pursuant to these guarantees.

The Company also provides certain administrative services to Host Marriott (including the services provided to Host Marriott Services prior to the Host Marriott Services Distribution) for which the Company was paid approximately $17 million in 1997, including reimbursements, pursuant to the Services Agreements.

In December 1997, Host Marriott completed its acquisition of the Leisure Park at Lakewood, New Jersey senior living community, purchasing all but one percent of the Company's 50 percent interest for approximately $8.65 million in cash and notes. In 1997, the Company's subsidiary that manages this facility received management fees of $919,665 from the partnership.

Relationship Between the Company and Host Marriott Services

Until December 29, 1995, Host Marriott Services Corporation ("Host Marriott Services") was a wholly owned subsidiary of Host Marriott. On that date, Host Marriott separated the Host Marriott Services businesses from its other businesses through the Host Marriott Services Distribution to holders of outstanding shares of Host Marriott common stock of one share of Host Marriott Services common stock for each five shares of Host Marriott common stock. Upon the consummation of the Host Marriott Services Distribution, Host Marriott Services became a separate, publicly held company.

J.W. Marriott, Jr. and Richard E. Marriott and their respective immediate family members beneficially own approximately 6.9 percent and 6.8 percent, respectively, of the common stock of Host Marriott Services. William J. Shaw, President and Chief Operating Officer and a Director of the Company, is the Chairman of the Board of Host Marriott Services, and J.W. Marriott, Jr. and Richard E. Marriott are directors of Host Marriott Services.

In connection with the Host Marriott Services Distribution, the Company and Host Marriott Services entered into service agreements that are similar to the Services Agreements, and in some cases Host Marriott has assigned to Host Marriott Services, and Host Marriott Services has assumed, the applicable Services Agreements. The Company received payments aggregating approximately $10 million in 1997, including reimbursements, pursuant to these agreements. In addition, the Company provides and distributes food and supplies to Host Marriott Services, for which the Company charged $80 million in 1997.



                           PROPOSAL ONE--ELECTION OF
                                   DIRECTORS

The Certificate of Incorporation classifies the Board into three classes. Each director serves for a term of three years. Alice S. Marriott and Sterling D. Colton each hold the title of director emeritus.

The terms of office of Gilbert M. Grosvenor, Richard E. Marriott, and Harry J. Pearce expire at the 1998 Annual Meeting of Shareholders. The Board, acting upon the recommendation of its Nominating and Corporate Governance Committee, has nominated and recommends the re-election of Messrs. Grosvenor, Marriott, and Pearce, each for a three-year term as director expiring at the 2001 Annual Meeting of Shareholders.

Unless otherwise instructed, the proxy holders will vote the proxies received by them in favor of the re-election of Messrs. Grosvenor, Marriott, and Pearce.

If elected, Messrs. Grosvenor, Marriott, and Pearce have consented to serve as directors for a term of three years and until their respective successors are elected and qualified. Further information with respect to the nominees is set forth under the section herein entitled "Directors." Although it is not contemplated that any nominee will be unable to serve as director, in such event, the proxies will be voted by the proxy holders for such other person or persons as may be designated by the present Board.

Vote Required

Election of the nominees is subject to the affirmative vote of the holders of at least a majority of votes represented by shares of Company Common Stock present in person or represented by proxy at the Annual Meeting of Shareholders.

The Board recommends a vote FOR re-election of Gilbert M. Grosvenor, Richard E. Marriott, and Harry J. Pearce as directors of the Company.

                PROPOSAL TWO - APPROVAL OF THE ADOPTION OF THE
                         MARRIOTT INTERNATIONAL, INC.
                     1998 EMPLOYEE STOCK PURCHASE PLAN AND
                   THE RESERVATION OF FIVE MILLION SHARES OF
               COMPANY COMMON STOCK FOR ISSUANCE UNDER THE PLAN

Prior to the Spinoff, Old Marriott maintained the Old Marriott 1993 Employee Stock Purchase Plan. Subject to shareholder approval, the Board has adopted the Marriott International, Inc. 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"), which is substantially similar to the Old Marriott plan. Attached as Appendix A is a copy of the Stock Purchase Plan.

Subject to approval by the shareholders, the Board has authorized an aggregate of five million shares of MAR Common Stock for issuance under the Stock Purchase Plan. In the event that the MAR Common Stock is converted into MAR-A Common Stock, or the MAR Common Stock and MAR-A Common Stock are combined into a single class of common stock, the Stock Purchase Plan and shares reserved for issuance thereunder will apply to the class of common stock into which the MAR Common Stock is converted or combined, as the case may be.

If the shareholders approve the Stock Purchase Plan, all active, non-temporary employees of the Company and participating subsidiaries on May 1, 1998 (with the limited exception of those holding 5% or more of the outstanding shares of the Company) will be eligible for participation in the Stock Purchase Plan, provided they customarily work more than five months per year and more than 20 hours per week. If continued in subsequent years, all active, non-temporary employees of the Company and participating subsidiaries on the first business day of January of each year (with the limited exception of those holding 5% or more of the outstanding shares of the Company) will be eligible for participation in the Stock Purchase Plan, provided they customarily work more than five months per year and more than 20 hours per week. Non-employee directors will not be eligible to participate. The plan will provide employees with an opportunity, through payroll deductions, to purchase MAR Common Stock and thereby increase their interest in the Company's growth and success.

For the 1998 plan year of the Stock Purchase Plan, participants will be able to contribute between 5% and 15% of their base pay to purchase shares of MAR Common Stock at a price per share equal to the lower of (i) 100% of its fair market value on May 21, 1998 or (ii) 100% of its fair market value on the last business day of January, 1999. If continued in subsequent years, participants will be able to contribute between 5% and 10% of their base pay to purchase shares of MAR Common Stock at a price per share equal to lower of (i) 100% of its fair market value on the first business day of January or (ii) 100% of its fair market value on the last business day of the subsequent January. Participants may withdraw at any time and receive a refund of their contributions. No participant will be able to purchase shares of MAR Common Stock in any one year having a fair market value on the first day of the plan year in excess of $25,000.

The Stock Purchase Plan is intended to qualify as an employee stock purchase plan under

Section 423 of the Internal Revenue Code of 1986, as amended. As such, the purchase of shares under the Stock Purchase Plan will not result in taxable income to the employee or a deduction to the Company at the time of purchase. If the employee sells any shares acquired under the Stock Purchase Plan (or transfers them by gift) within two years after the date the purchase price is initially fixed for each year (the date of option grant) or within one year after the shares are purchased, there will be a disqualifying disposition and the employee will realize ordinary income. The Company will have a corresponding tax deduction at the time of the transfer equal to the difference between the employee's purchase price for the shares and their fair market value on the date of purchase. Any gain in excess of that ordinary income will be short-term capital gain. If an employee disposes of shares acquired under the Stock Purchase Plan other than in a disqualifying disposition, the employee realizes a long term capital gain (or loss) equal to the difference between the employee's purchase price for the shares and their fair market value on the date of disposition.

Vote Required

Approval of the adoption of the Stock Purchase Plan and the reservation of five million shares of MAR Common Stock for issuance under the Stock Purchase Plan is subject to the affirmative vote of the holders of a majority of the votes represented by the shares of Company Common Stock present in person or represented by proxy at the Annual Meeting of Shareholders.

The Board recommends a vote FOR approval of the adoption of the Stock Purchase Plan and the reservation of five million shares of MAR Common Stock for issuance under the Stock Purchase Plan.

         PROPOSALS THREE AND FOUR -- PROPOSALS RELATING TO TWO CLASSES
                                OF COMMON STOCK

The two classes of Company Common Stock (together, the "Dual Class Capitalization") were adopted by Company shareholders as part of a proposal to approve the Spinoff and a related transaction with Sodexho Alliance, S.A. That proposal was presented to shareholders in a Proxy Statement of Old Marriott, dated February 12, 1998 in connection with a Special Meeting of Stockholders (the "Special Meeting") held on March 17 and March 20, 1998. Old Marriott received strong shareholder support for the Spinoff and related transaction. In response to the concerns of certain shareholders, Old Marriott announced on March 16 that in the event the Spinoff was approved at the Special Meeting, the Company would include in this Annual Meeting Proxy Statement a separate and independent proposal on whether the Dual Class Capitalization should be retained.

Proposals Three and Four offer shareholders two alternative proposals relating to the two classes of common stock. Proposal Three provides for the retention in the Certificate of Incorporation of the two classes of common stock: MAR Common Stock, with one vote per share and MAR-A Common Stock, with ten votes per share, as currently provided in the Certificate of Incorporation. Attached hereto as Appendix B is a description of the rights, powers and preferences of the two classes of Company Common Stock. In response to the concerns of certain shareholders, Proposal Four provides for the retention of the two classes of Company Common Stock in a modified form (the "Modified Dual Class Capitalization"). Proposals Three and Four are described separately below.

Shareholders are entitled to vote for or against either or both of Proposals Three and Four and are not required to choose among them. The Board unanimously recommends that shareholders vote FOR both Proposal Three AND Proposal Four.

                 PROPOSAL THREE  --  RETENTION OF TWO CLASSES
                        OF COMMON STOCK IN PRESENT FORM

Proposal Three provides for the retention in the Certificate of Incorporation of two classes of common stock: MAR Common Stock, with one vote per share and MAR-A Common Stock, with ten votes per share, as currently provided in the Certificate of Incorporation. A vote FOR Proposal Three is a vote for the retention of the Company's Dual Class Capitalization in its present form. If Proposal Three and Proposal Four are both approved, then the Proposal receiving the greatest number of votes will be adopted.

Reasons for the Retention of the Dual Class
 Capitalization of the Company

The Company believes that the retention of the existing two classes of Company Common Stock with different voting rights is in the best interest of the Company and its shareholders. The Board believes that the Dual Class Capitalization (a) provides the Company with greater flexibility in financing its growth, (b) promotes continuity in the leadership, involvement and substantial voting interests of the Marriott family, (c) provides additional liquidity to shareholders, (d) helps foster the maintenance of long-term business relationships with hotel and senior living community owners, franchisees and other third parties, and (e) enhances the Company's ability to attract and retain highly qualified key employees.

The material advantages of the Dual Class Capitalization are described below.

  Financing Flexibility

The dual class capitalization provides the Company with greater flexibility in pursuing its growth strategy. The lodging industry currently is undergoing a major global consolidation, while merger activity in the highly fragmented senior living industry is expected to increase over the next several years. The Company has a successful track record of acquiring and enhancing the value of lodging and senior living businesses, while accelerating their growth. The Company plans actively to seek opportunities created by the current consolidation trends in the lodging and senior living service industries. The dual class structure provides the Company with greater flexibility to be more aggressive in pursuing value-creating acquisitions. The ability to issue low-vote common stock, for which there is already a sizeable and liquid market, better positions the Company to take advantage of acquisition opportunities in its businesses without significantly diluting the voting interests of existing shareholders or providing sellers with undue voting power, and without jeopardizing the Company's investment grade credit rating.

By permitting the Company to issue shares of either high-voting or low-voting common stock, the Dual Class Capitalization provides the Company with increased flexibility to issue common stock (i) to raise equity capital (either through direct issuances of stock or through issuances of convertible securities) for a variety of corporate purposes, including to finance future capital expenditures, (ii) as consideration for future acquisitions and (iii) in connection with employee stock plans as a means of attracting, compensating and retaining key employees, without significantly diluting the voting power of the Company's existing shareholders. By providing the Company with the ability to issue low-voting MAR Common Stock as described above, the Dual Class Capitalization helps to mitigate any reluctance Marriott family members and senior management of the Company might otherwise have to support the issuance of significant additional shares of authorized common stock of the Company because of the voting dilution such issuance would entail. For a description of the interests in the Company held by Marriott family members and senior management of the Company, see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

  Continuity

The Board believes that the Marriott name and family association are key attributes of the Company, which travelers and others associate with high quality, service, consistency and integrity. These are largely attributable to the leadership and commitment of the Marriott family to the business since its inception. The Company's history of growth, profitability and financial strength over a period of many years is due in large part to the continuous, stable leadership provided by Marriott family members, including their emphasis on long-term results and their ability to forge strategic relationships with business partners. The Board believes that the Dual Class Capitalization reduces the risk of disruption in the continuity of the Company's current operating policies and long-range strategy that might otherwise result if the Company were to issue additional equity securities for acquisitions or other purposes, or if members of the Marriott family were to dispose of a significant percentage of their equity interest in the Company for estate tax, diversification or other reasons. Approval of Proposal Three will maintain the Company's ability to issue shares of MAR Common Stock for financing, acquisition and compensation purposes without significantly diluting the voting power of the Company's existing shareholders. Members of the Marriott family have informed the Company that they have no current plans or arrangements to sell or otherwise dispose of any MAR Common Stock or MAR-A Common Stock.

  Shareholders' Flexibility and Liquidity

Shareholders who hold both classes of Company Common Stock in roughly equal proportions will be able to maintain their voting positions even if they decide to sell or otherwise dispose of approximately one-half of their equity interest in the Company. In addition, because shareholders who are interested in maintaining their voting interest in the Company may be more willing to sell shares of the Company if such sale does not result in a decrease in their relative voting power, the Dual Class Capitalization may result in increased trading of equity securities of the Company, thereby increasing liquidity. Furthermore, the presence of two classes of common stock with different voting rights may allow holders of Common Stock to increase voting power without increasing equity investment by selling shares of MAR Common Stock and buying shares of MAR-A Common Stock with the proceeds. Their ability to do so, however, would be limited

(and if Proposal Four is adopted, even more limited) by the minority rights protection provision in the Certificate of Incorporation. See Appendix B for a description of the minority rights protection provision relating to the Company Common Stock.

  Business Relationships

To the extent that hotel and senior living community owners, franchisees and other third parties with significant long-term business relationships with the Company may have concerns about potential changes in the continued leadership and involvement of the Marriott family, the Dual Class Capitalization may, by promoting stability and continuity, encourage and strengthen such business relationships.

  Key Employees

The Dual Class Capitalization may enhance the Company's ability to attract and retain highly qualified key employees by providing added assurance as to the continued leadership and involvement of the Marriott family and the high standards of service and quality which they have instilled in the Company since its inception. In addition, by enabling the Company to issue MAR Common Stock as part of its equity-based compensation plans, such as the MI Plan, the Company has the flexibility to allow key employees to continue to participate in the growth of the Company without materially diluting the voting power of existing shareholders.

Certain Potential Disadvantages of Retaining the Dual Class Capitalization

While the Board has determined that retention of the Dual Class Capitalization is in the best interests of the Company and its shareholders, the Dual Class Capitalization may also be considered to have certain disadvantages, including those set forth below.

Members of the Marriott family have informed the Company that they have no agreements to act in concert and no plans to sell any of their Company Common Stock. However, if they were to act in concert and to reduce their equity interest in the Company, the dual class structure would permit them to retain substantially all of their voting power while disposing of approximately 50% of their equity interest. Accordingly, that structure could limit the circumstances in which a sale or transfer of equity by members of the Marriott family would lead to a business combination or a proxy contest for the removal of directors. This might deprive shareholders of the Company of an opportunity to sell their shares at a premium over prevailing market prices and may also make it more difficult to replace the Board and management of the Company.

Vote Required

Approval of the retention of the Dual Class Capitalization in its present form is subject to the affirmative vote of the holders of at least a majority of the votes represented by all outstanding shares of Company Common Stock entitled to vote at the Annual Meeting.

The Board unanimously recommends that shareholders vote FOR Proposal Three.


                  PROPOSAL FOUR  --  RETENTION OF TWO CLASSES
                  OF COMMON STOCK, WITH CERTAIN MODIFICATIONS

Like Proposal Three, Proposal Four also provides for the retention of the Dual Class Capitalization. This proposal, however, would make several changes to the rights and obligations of the two classes under the Company's Certificate of Incorporation, which are described below. These changes are designed to respond to concerns that have been expressed by certain shareholders. If Proposal Three and Proposal Four are both approved, then the Proposal receiving the greatest number of votes will be adopted.

Proposal Four provides for the retention of two classes of Company Common Stock as currently provided in the Company's Certificate of Incorporation, as well as an amendment to the Certificate of Incorporation to (i) strengthen the "minority rights protection" provision by changing the threshold to 5% from 15%, and (ii) provide that all classes of Company Common Stock will have one vote per share when voting on transactions with respect to which the Board has agreed or been ordered to waive or amend, or redeem the rights granted under, the Rights Agreement dated as of March 27, 1998, by and between the Company and The Bank of New York as Rights Agent (the "Rights Agreement"). A vote FOR Proposal Four is a vote for the retention of the Dual Class Capitalization, modified as described above. The full text of the amendment to the Certificate of Incorporation is set forth in Appendix C hereto.

The Modified Dual Class Capitalization

The Modified Dual Class Capitalization differs from the Dual Class Capitalization in two respects:

  Change in "Minority Rights Protection" Threshold

If Proposal Four is adopted, the "minority rights protection" provision will be strengthened by reducing the threshold to 5% from 15%. This means that if a Person or group (each as defined in the Certificate of Incorporation) acquires after the Spinoff 5% or more of the outstanding MAR-A Common Stock, and does not at that time own at least the same percentage of MAR Common Stock acquired after the Spinoff, then such Person or group must commence within 90 days and complete a cash tender offer for a number of shares of MAR Common Stock necessary for such Person or group to own the same percentage of outstanding MAR Common Stock acquired after the Spinoff as the percentage of MAR-A Common Stock acquired after the Spinoff. Failure to comply results in a loss of all voting power for shares of MAR-A Common Stock acquired after the Spinoff by such Person or group. The same requirement applies for each incremental 5% increase (i.e., 10%, 15%, 20%, etc.) in ownership of MAR-A Common Stock by a Person or group after the Spinoff.

  No Difference in Vote Under Certain Circumstances

If Proposal Four is adopted, then all classes of Company Common Stock will have the same number of votes per share when voting on transactions with respect to which the Board has agreed or been ordered to waive or amend, or redeem the rights granted under, the Company's Rights Agreement. Under the Company's Rights Agreement, the preferred stock purchase rights granted thereunder are automatically converted into rights to purchase MAR Common Stock for a price equal to 50% of the then-market price, if certain transactions occur between the Company and the holder of a significant amount of MAR Common Stock (generally, 20% or more of either class of Company Common Stock) or if a holder acquires 30% of either class of Company Common Stock, subject to certain exceptions. The Board has the right to redeem the rights or, under certain circumstances, to waive or amend the Rights Agreement. Thus, if the Board supports or approves a transaction or acquisition that would otherwise trigger the exercise of the rights, the Board can avoid the significant dilution that would result from the exercise of the rights by redeeming them (for $0.01 per right) or where permitted under the Rights Agreement, by appropriately amending or waiving the rights. Rights agreements such as the Company's are designed to provide the Board of Directors with sufficient time to review unsolicited or surprise acquisition proposals, to seek and evaluate appropriate alternatives to such proposals, and generally to act in what it believes to be in the best interests of shareholders. The proposed amendment would provide equal voting rights for both classes of Company Common Stock when shareholders consider and vote on transactions where the Board has agreed or been ordered to eliminate the applicability of the Rights Agreement to the transaction being considered. The full text of the amendment to the Certificate of Incorporation is set forth in Appendix C hereto.

Reasons for the Modifications to the Dual Class Capitalization

In general, the reasons for and potential disadvantages of the Modified Dual Class Capitalization are the same as for the Dual Class Capitalization. See "PROPOSAL THREE -- RETENTION OF TWO CLASSES OF COMMON STOCK IN PRESENT FORM -- Reasons for the Retention of the Dual Class Capitalization of the Company" and "-- Certain Potential Disadvantages of Retaining the Dual Class Capitalization." However, in response to the concerns of certain shareholders, the first change in Proposal Four is designed to even further restrict the ability of a significant shareholder to disproportionately increase his or her voting control without increasing his or her equity investment in the Company. The second change in Proposal Four is similarly designed to allay concerns that the dual class structure may serve to entrench existing ownership and management or deter attractive acquisition proposals. This change prevents the dual class structure from impeding shareholder approval of an acquisition transaction where the Board has acted (whether voluntarily or in response to court order) to exempt the transaction from the Company's Rights Agreement. In a vote on any such transaction so exempted, the MAR Common Stock and the MAR-A Common Stock would each have one vote per share. This change in voting power aligns the impact of the dual class structure with that of the Company's Rights Agreement -- where the latter has been removed as an obstacle, the former will be removed as well. Accordingly, the Modified Dual Class Capitalization is intended to address shareholder concerns without depriving the Company of the benefits of the dual class structure, such as financing flexibility.

Vote Required

Approval of the Modified Dual Class Capitalization is subject to the affirmative vote of the holders of at least a majority of the votes represented by all outstanding shares of Company Common Stock entitled to vote at the Annual Meeting, as well as the affirmative vote of the holders of at least a majority of the outstanding shares of MAR Common Stock entitled to vote at the Annual Meeting, voting separately as a class, and the affirmative vote of at least a majority of the outstanding shares of MAR-A Common Stock entitled to vote at the Annual Meeting, voting separately as a class.

The Board unanimously recommends that shareholders vote FOR Proposal Four.

If Proposal Four is adopted, then the Modified Dual Class Capitalization will become effective upon the filing of an Amendment to the Certificate of Incorporation in the form attached hereto as Appendix C. The Company would file the Amendment as soon as practicable after the Annual Meeting.

If neither Proposal Three nor Proposal Four is adopted, then the Board of Directors would cause all MAR Common stock to be converted, on a share-for-share basis, into shares of MAR-A Common Stock as expressly permitted by the Certificate of Incorporation. This would result in all outstanding common shares having ten votes per share, and would mean that the Certificate of Incorporation would continue to reflect the dual class structure even though there would be no shares of MAR Common Stock outstanding, and the Board of Directors would not in the future issue MAR Common Stock. The Board would take this action as soon as practicable after the Annual Meeting. Thereafter, the Company would take all necessary steps to remove the dual class provisions from the Certificate of Incorporation and would refrain from issuing additional shares of MAR Common Stock in the future.

                   PROPOSAL FIVE -- SHAREHOLDER PROPOSAL TO
               ADOPT CUMULATIVE VOTING FOR ELECTION OF DIRECTORS



A shareholder (Mrs. Evelyn Y. Davis, Editor, Highlights and Lowlights, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C.
20037), who owns 200 shares of Company Common Stock, has notified the Company of her intention to propose the following resolution at the Annual Meeting of
Shareholders:

  "RESOLVED: That the stockholders of Marriott International, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

In support of the resolution, Mrs. Davis has submitted the following statement:

  "Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year the owners of 19,695,884 shares, representing approximately 19.3% of shares voting, voted for this proposal."

  "If you AGREE, please mark your proxy FOR this resolution."



The Board has considered this proposal (as has the Nominating and Corporate Governance Committee) and recommends that shareholders vote against it for the following reasons:

Each director of the Company currently is elected by the holders of a majority of the Company's outstanding shares, thereby permitting the directors to administer the affairs of the corporation for the benefit of all shareholders. The Board believes that cumulative voting is undesirable because it is directed toward the election of one or more directors by a special group of shareholders. The shareholder or special group electing a director by cumulative voting may seek to have that director represent the shareholder's or group's special interest rather than the interests of the shareholders as a whole. This partisanship among directors and voting on behalf of special interests could interfere with the effectiveness of the Board and could be contrary to the interests of the Company and its shareholders as a whole.

The majority of states, including the State of Delaware, the state in which the Company is incorporated, do not require cumulative voting. The Company's present method of electing directors is employed by over 88% of companies in the Standard and Poor's 500 Index, and by most companies listed on the New York Stock Exchange. The Board believes that this method is appropriate to ensure that directors will represent all the shareholders and not a particular group.

Vote Required

Approval of the proposed resolution is subject to the affirmative vote of the holders of a majority of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting of Shareholders.

The Board recommends a vote AGAINST this proposal.


         PROPOSAL SIX -- SHAREHOLDER PROPOSAL WITH RESPECT TO CERTAIN
           ATTRIBUTES OF INDIVIDUALS TO BE DIRECTORS OF THE COMPANY


A shareholder (the Southwest Ohio District Council Pension Fund, 130 Tri-County Parkway, Suite 403, Cincinnati, Ohio 45246), which owns approximately 4,700 shares of Company Common Stock, has notified the Company of its intention to propose the following resolution at the Annual Meeting of Shareholders:

  "RESOLVED: The shareholders of Marriott International Inc. (the "Company") urge the Company's Board of Directors to take the steps necessary to amend the Company's By-Laws, effective after the 1998 annual meeting, to provide that the Board of Directors shall consist of a majority of independent directors. For these purposes, the definition of independent director shall mean a director who:

     - has not been employed by the Company or an affiliate in an executive capacity within the last five years;

     - was not, and is not a member of a corporation or firm that is one of the Company's paid advisers or consultants;

     - is not employed by a customer, supplier or provider of professional services to the Company;

     -  has no personal services contract with the Company;

     - is not employed by a foundation or university that receives grants or endowments from the Company;

     -  is not a relative of the management of the Company;

     - is not an officer of a company on which the Company's Chairman or Chief Executive Officer is also a board member."

In support of the resolution, the Southwest Ohio District Council Pension Fund has submitted the following statement:

     "The purpose of this proposal is to incorporate within the Board of Directors a basic standard of independence that we believe will permit clear and objective decision making in the best long term interests of shareholders. A Board of Directors must formulate corporate policies and monitor the activities of management in implementing these policies. Given the critical importance of these functions, we believe that it is in the interest of all stockholders that a majority of board members be independent. This proposal is prompted by our belief that the employment, business, and family relationships of any corporate director has the potential to raise conflicts of interest that may limit the vigilance and diligence of the board."

     "The definition of 'independent director' established in this proposal provide clear guidance in determining whether or not a given director is independent for purposes of determining the composition of the board. Adoption of this proposal would assure that the Company has the governance structures necessary to achieve its goals profitably and responsibly."


The Board has considered this proposal (as has the Nominating and Corporate Governance Committee) and recommends that shareholders vote against it for the following reasons:

The Company strongly believes in the importance of a diverse and highly qualified board of directors. However, the Board believes that this proposal is arbitrary, unduly restrictive and could deprive the Company of the services of highly qualified directors. The Company has been well served by its present policy on board membership, which selects nominees for election based on criteria, including overall business experience and specific expertise, and giving due consideration of any relationships with the Company. Any material relationships between the Company and any director are disclosed under Securities and Exchange Commission rules. (See "CERTAIN TRANSACTIONS")

We note that there are only two Company employees on the Board of Directors and a sizable majority of the Board consists of persons who would satisfy any reasonable test of independence, including the definition used by the New York Stock Exchange. Adoption of this proposal would unduly restrict the candidates available for service on the Board. It also would limit consideration of candidates who have sound judgment, extensive experience, and a thorough knowledge of the operations of the Company. The proposal would, for example, apply to highly qualified persons simply because they are employed by companies that do business with the Company. It could also foreclose the Company from obtaining services from another company simply because one of its employees is a current Company director. The Board believes that the Company's current policies regarding the independence of directors is appropriate.

Vote Required

Approval of the proposed resolution is subject to the affirmative vote of the holders of a majority of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting of Shareholders.

The Board recommends a vote AGAINST this proposal.

OTHER MATTERS

The Company's management knows of no other matters which may be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

The Bylaws of the Company provide that in order to be considered at a meeting of shareholders, a shareholder proposal or a nomination of a director candidate requested to be introduced at a meeting must be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the secretary of the Company, and received by the secretary not less than ninety days prior to the first anniversary of the preceding year's annual meeting of shareholders; provided, however, that in the event the date of the annual meeting of shareholders is advanced more than thirty days or delayed by more than sixty days from such anniversary date, notice by the shareholder must be so delivered not later than the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the proposal or nomination and the text of the proposal to be introduced or in the case of a director nominee, certain information regarding the nominee specified in the Bylaws; (b) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such shareholder as of the record date for the meeting (if such date shall then have been made publicly available) and as of the date of such notice; and (c) a representation that the shareholder intends to appear in person or by proxy at the meeting to introduce the proposal(s) or nominate the director nominee, specified in the notice. The Chairman of the meeting may refuse to acknowledge the introduction of any shareholder proposal or the nomination of any person not made in compliance with the foregoing procedure.


SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

The Annual Meeting for 1999 is scheduled to be held on May 7, 1999. Any shareholder who meets the requirements of the proxy rules under the Exchange Act and the Company's bylaws may submit to the Board not more than one proposal to be considered for inclusion in the Company's

1999 proxy material. Any such proposal must be submitted in writing by notice delivered or mailed by first class United States mail, postage prepaid, to the Secretary, Marriott International, Inc., Marriott Drive, Dept. 52/862 Washington, D.C. 20058 and must be received no later than [___________], 1998. Any such notice shall set forth: (a) the name and address of the shareholder and the text of the proposal to be introduced, (b) the class and number of shares of stock held of record or owned beneficially as of the date of such notice (and if such shares are beneficially owned, proof of ownership must be submitted with the proposal); and (c) a representation that the shareholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice.


SOLICITATION OF PROXIES

Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by directors, officers, and regular employees of the Company not specifically employed for proxy solicitation purposes. The Company has retained the services of MacKenzie Partners, Inc. to assist in the solicitation of proxies from shareholders. MacKenzie Partners will receive a fee of [$_______], plus reimbursement of certain out-of-pocket expenses. The Company will reimburse brokerage firms, custodians, nominees, and fiduciaries, in accordance with the rules of the New York Stock Exchange, for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The entire cost of solicitation will be borne by the Company.


FORM 10-K ANNUAL REPORT

A copy of the Company's 1997 Annual Report on Form 10-K filed with the SEC is being mailed to shareholders together with this Proxy Statement. Any shareholder who desires an additional copy may obtain one (excluding exhibits) without charge by addressing a request to the Secretary, Marriott International, Inc., Marriott Drive, Dept. 52/862, Washington, D.C. 20058. The reproduction cost incurred by the Company will be charged if copies of exhibits are requested.

BY ORDER OF THE BOARD
 OF DIRECTORS



W. David Mann
Secretary

                                                                      APPENDIX A







                        THE MARRIOTT INTERNATIONAL, INC.

                          EMPLOYEE STOCK PURCHASE PLAN







                                    Effective May 21, 1998

                       THE MARRIOTT INTERNATIONAL, INC.,
                       ---------------------------------

                         EMPLOYEE STOCK PURCHASE PLAN
                         ----------------------------


     The Marriott International, Inc. Employee Stock Purchase Plan (the "Plan") as set forth in this document, is intended through payroll savings to enable eligible employees to purchase stock of Marriott International, Inc. (the "Corporation") and thus to benefit the Corporation by increasing the employees' interest in the Corporation's growth and success. It is intended that the Plan meet the requirements for an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, and is to be so applied and interpreted. The provisions of the Plan are as follows:

      1.  Stock Offered and Price.  An option to purchase shares of Marriott
          -----------------------
International, Inc. Common Stock, par value $.0.01 per share with one vote per share, through payroll savings will be granted to eligible employees in the manner stated below. The Purchase Price of each share of stock will be the lesser of (i) 100% of its fair market value on the date the option is granted, or (ii) 100% of the fair market value on the day the option is exercised. In the event that the Corporation should declare a stock dividend or a stock split or reclassify its stock, the purchase price and the number of shares reserved for the Plan will be adjusted proportionately. The maximum number of shares which may be issued under this Plan shall be five million. In the event that the Marriott International, Inc. Common Stock is converted into Marriott International, Inc. Class A Common Stock, par value $0.01 per share with ten votes per share, or the Common Stock and Class A Common Stock are combined into a single class of common stock, the shares reserved for issuance under the Plan will be the class of stock into which the Common Stock is converted or combined, as the case may be.

      2.  Eligible Employees.  All employees of the Corporation or any
          ------------------
subsidiary of the Corporation who are employed on May 1, 1998 and, thereafter, the first business day of January of each year of the Plan, are eligible to participate in the Plan during the following year, except the following who are ineligible to participate: (a) employees whose customary employment is for not more than five months in any calendar year; (b) employees whose customary employment is 20 hours or less per week; and (c) any employee, who after grant of an option under the Plan, would own or be deemed to own pursuant to applicable attribution rules stock (including stock which may be acquired under any outstanding options) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation, or a subsidiary thereof. Notwithstanding the foregoing and with respect to subsidiary corporations, the Board of Directors of the Corporation must first approve participation in the Plan of the employees of each such subsidiary. Furthermore, the Board of Directors may at any time in its sole discretion and if it deems it advisable to do so, withdraw participation from the employees of a particular subsidiary or subsidiaries.

      3.  Participation in the Plan.  An eligible employee may become a
          -------------------------
participant in the Plan by completing an election to participate in the Plan on a form provided by the Corporation and filing that form within the enrollment period established by the Corporation for the year. Such form and participation shall be effective only if the employee is still employed by the Corporation on the last business day in January of the following year. An eligible employee may revise his election at any time up to and including the last day in the enrollment period established by the Corporation for the year.

      4.  Payroll Deductions.  At the time an employee files his election (as
          ------------------
provided above), the employee shall elect to have deductions made from his pay for pay periods paid after such election is filed and processed by the Corporation and ending before the next February 1 as long as he shall participate in the Plan. The election shall specify a percentage for deductions from base compensation, including commissions and reported tips (but excluding any bonus payments or other compensation to be taken into account for purposes of determining Deferred Stock Bonus Awards under the Marriott International, Inc. 1998 Comprehensive Stock and Cash Incentive Plan regardless of whether or not the Participant receives a Deferred Stock Bonus Award) equal to 5%, 6%, 7%, 8%, 9% or 10% (or, for the year of the Plan beginning on May 21, 1998, 11%, 12%, 13%, 14% or 15%). These deductions will be credited to the participant's account under the Plan. The participant may not during any then current year of the Plan change his rate of payroll deduction after the end of the enrollment period. An employee whose election for payroll deductions cannot be honored by reason of other deductions or reported tips may contribute the shortfall pursuant to procedures established by the Corporation. At any time a participating employee may elect voluntarily to terminate, in total, his participation in the Plan for the year in question (as provided in Section 8). Once participation is terminated, it may not be reinstated during that year of the Plan.

     Upon retirement (as described in Section 8) a participant shall have no further obligation nor will he be permitted to make further contributions to the Plan. All amounts theretofore contributed by a retired participant shall be retained in his account for the balance of the Plan year and applied as set forth in Section 5.

      5.  Exercise of the Option to Purchase Shares.  Unless a participating
          -----------------------------------------
employee has given prior written notice terminating such employee's participation in the Plan for the year in question, or his participation in the Plan has otherwise been terminated as provided in Section 8, or if he has retired, the option of such participating employee to purchase stock will be automatically exercised for him on the last business day in January of the year following the year in which he elected to participate in the Plan, for the purchase of the number of full shares of stock (subject to the participation adjustment provided in Section 6) which the accumulated funds in the participating employee's account at that time will purchase at the Purchase Price determined under Section 1. The option may not be exercised at any other time. Any funds remaining in the participating employee's account insufficient to purchase a full share of stock will be refunded to the employee. Effective with exercise of the option the employee shall become a stockholder and shall have all the rights incident thereto, including the right to such future dividends as may be declared from time to time by the Board of Directors.

      6.  Participation Adjustment.  If in any year the payroll deductions
          ------------------------
exceed the number of shares reserved under Section 1, a participation adjustment will be made and the number of shares purchasable by participating employees will be reduced proportionately. Any funds remaining in the participating employee's account not used to purchase shares will be refunded to the employee.

      7.  Issuance of Stock Certificates.  As soon after the option is exercised
          ------------------------------
as is reasonably possible the participating employee will be credited with the number of shares purchased under the Plan for his account.

      8.  Termination of Participation.  The employee will be refunded all
          ----------------------------
monies in his account and his participation in the Plan terminated, if: (a) the employee elects in writing to terminate participation; (b) the employee's employment with the Corporation or its subsidiaries is terminated for any reason other than retirement; (c) the Board of Directors of the Corporation elects to terminate the Plan as provided by Section 13; (d) participation is terminated for failure to make contributions pursuant to procedures established under
Section 4; or (e) the employee dies. Once terminated, participation may not be reinstated for the then current year but, if otherwise eligible, the employee may elect to participate in any subsequent year of the Plan. For purposes of this Section 8, the term "retirement" shall mean either (i) termination of employment at or beyond age 55 with at least 10 years of service; or (ii) termination of employment as a result of total and permanent disability. An employee shall be considered totally and permanently disabled for purposes of this Section 8 if the employee is permanently unable to engage in any occupation for which he or she is reasonably qualified by education, training or experience as certified by a competent medical authority designated by the Plan Administrator to make such determination. An employee's termination of employment shall be considered a "retirement" for purposes of this Section 8 only if such termination occurs not more than three months prior to the last business day in January of the year following the year in which the employee has filed his or her most recent valid election to participate in the Plan.

      9.  Assignment.  No employee may assign his rights under the Plan
          ----------
(including his rights in the option). Any payment of cash or issuance of stock hereunder may be made only to the employee (or, in the event of his death, to his estate).

      10. Administration.  The Compensation Policy Committee of the Board of
          --------------
Directors will administer the Plan and may prescribe rules as to the administration of the Plan, including, without limitation, rules relating to the definition of "base compensation" as used herein. The determination of the Compensation Policy Committee as to any questions which may arise with respect to the interpretation of the provisions of this Plan shall be final. Payroll deduction authorizations and elections to terminate participation shall be exercised only on forms provided by the Corporation for that purpose.

      11. Application of Funds.  All funds received or held by the Corporation
          --------------------
under this Plan may be used for any corporate purpose until applied to the purchase of stock and/or refunded to participating employees, and participating employee's accounts will not be segregated, nor will interest be paid thereon.

      12. Amendment of Plan.  The Board of Directors may, at any time, amend
          -----------------
this Plan, in any respect, except that without approval of the stockholders of the Corporation no amendment shall be made (a) changing the number of shares subject to this Plan (except as provided in Section 1); (b) decreasing the Purchase Price (except as provided in Section 1); or (c) changing administration of the Plan from the Compensation Policy Committee or changing the classification of employees eligible to participate in the Plan.

      13. Term and Termination of the Plan.  This Plan shall continue in effect
          --------------------------------
on a year-to-year basis unless terminated or suspended by the Board of Directors of the Corporation. The Board of Directors may terminate or suspend the Plan at any time and for any reason. In any event the Plan shall, without further action of the Board of Directors, terminate at such time as the total number of shares reserved for purchase under Section 1 of the Plan has been distributed.

      14. Governmental Regulation.  The Corporation's obligation to issue, sell
          -----------------------
and deliver its stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

      15. Other Provisions.  (a) Notwithstanding any other provisions of
          ----------------
this Plan, no employee may purchase in any one calendar year, under this Plan, a number of shares of stock which exceed the number determined by dividing $25,000.00 by the fair market value of a share as of the date the option is granted. (b) "Fair Market Value" means the average of the high and low prices per share of the Corporation's stock as reflected by composite transactions on the various national securities exchanges on which such stock has been listed and reported by the National Association of Securities Dealers on the day named, or if there are no transactions on that date, then the closing price for the preceding day upon which transactions occurred. (c) A "subsidiary of the Corporation" is any corporation where the Corporation owns 50% or more of the total combined voting power of all classes of stock. (d) Temporary disability or an approved leave of absence shall not result in termination of employment within the meaning of the Plan. (e) All employees granted options shall have the same rights and privileges.

                                                                      APPENDIX B

                    DESCRIPTION OF THE COMPANY COMMON STOCK
               (UNDER THE EXISTING CERTIFICATE OF INCORPORATION)


There are two classes of Company Common Stock--MAR Common Stock and MAR-A Common Stock. The MAR Common Stock and the MAR-A Common Stock have different terms, which are summarized below. This summary does not purport to be complete, and is qualified in its entirety by reference to the complete Certificate of Incorporation of the Company on file with the Securities and Exchange Commission, which is incorporated herein by reference.

Voting Rights

Each holder of MAR Common Stock is entitled to one vote for each share registered in his or her name on the books of the Company on all matters submitted to a vote of shareholders. Subject to the Minority Rights Protection Provision (as defined below), each holder of MAR-A Common Stock is entitled to ten votes for each share registered in his or her name on the books of the Company on all matters submitted to a vote of shareholders. Except as otherwise provided by law, the holders of MAR Common Stock and MAR-A Common Stock will vote as one class. The shares of MAR Common Stock and MAR-A Common Stock do not have cumulative voting rights. As a result, subject to the voting rights, if any, of the holders of any shares of the Company's preferred stock which may at the time be outstanding, the holders of MAR Common Stock and MAR-A Common Stock entitled to exercise more than 50 percent of the voting rights in an election of directors will be able to elect 100 percent of the directors to be elected if they choose to do so. In such event, the holders of the remaining MAR Common Stock and MAR-A Common Stock voting for the election of directors will not be able to elect any persons to the Board. The Certificate of Incorporation provides that the Board is classified into three classes, each serving a three-year term, with one class elected in each of three consecutive years.

Dividend Rights

Under the Certificate of Incorporation, each share of MAR Common Stock and MAR-A Common Stock has identical rights with respect to dividends and distributions, subject to the following: (i) the Board may declare a Regular Cash Dividend (as defined below) on each share of MAR Common Stock, on an annual basis, equal to up to 125 percent (one hundred and twenty-five percent) (rounded up to the nearest penny) of the per share Regular Cash Dividend declared on each share of MAR-A Common Stock, but in no case will the Regular Cash Dividend on each share of MAR Common Stock be less than the equivalent Regular Cash Dividend per share of MAR-A Common Stock; (ii) if the Board decides, in its discretion, to declare a Special Dividend (as defined below), such dividend will be paid in equal amounts per share of MAR Common Stock and MAR-A Common Stock; and (iii) if the Board decides, in its discretion, to declare a dividend payable in shares of MAR Common Stock or MAR-A Common Stock, the dividend will be paid in equal amounts per share of MAR Common Stock and MAR-A Common Stock, except that, at the discretion of the Board, the dividend may be paid to the holders of MAR Common Stock in either MAR Common Stock or in MAR-A Common Stock or a combination thereof and the dividend may be paid to the holders of MAR-A Common Stock in either MAR-A Common Stock or in MAR Common Stock or a combination thereof. As used herein, the term "Regular Cash Dividend" means dividends of the Company payable quarterly in cash consistent with practices employed in the past by the Board, subject to change at its discretion; and the term "Special Dividend" means any dividend of cash or other property or assets (including securities), other than a Regular Cash Dividend.

Mergers and Consolidations; Dissolution and Liquidation

In the event of a merger, consolidation or combination of the Company with another entity (whether or not the Company is the surviving entity) or in the event of dissolution or liquidation of the Company, the holders of shares of MAR Common Stock and the holders of MAR-A Common Stock will each be entitled to receive the same per share consideration, except that in the event of a merger, consolidation or combination of the Company with another entity (whether or not the Company is the surviving entity), any common stock that the holders of Company Common Stock are entitled to receive in any such event may differ as to voting rights and otherwise to the extent and only to the extent that the MAR Common Stock and MAR-A Common Stock differ as set forth in the Certificate of Incorporation.

Convertibility

At the discretion of the Board, all, but not less than all, of the then outstanding shares of MAR Common Stock may be converted into MAR-A Common Stock on a share-for-share basis. In addition, if the MAR Common Stock is excluded from trading on a national securities exchange or the National Association of Securities Dealers Automated Quotation System (the "NASDAQ"), and the MAR-A Common Stock is, or is eligible to be, traded on a national securities exchange or listed on the NASDAQ, then the MAR Common Stock will be converted automatically into MAR-A Common Stock on a share-for-share basis.

Minority Rights Protection Provision

Company shareholder voting rights disproportionate to equity ownership could be acquired through acquisitions of MAR-A Common Stock without corresponding purchases of MAR Common Stock. In order to reduce somewhat the likelihood of MAR-A Common Stock and MAR Common Stock trading at significantly different market prices and to give holders of MAR Common Stock the opportunity to participate in any premium paid in the future relating to the acquisition of 15 percent or more of the MAR-A Common Stock by a buyer who has not acquired a proportionate number of shares of MAR Common Stock, the Certificate of Incorporation includes a "Minority Rights Protection Provision" as described below. There can be no assurance that the Company will in all instances be able to identify readily persons whose holdings subject them to the Minority Rights Protection Provision.

     Certain Definitions

For purposes of the Minority Rights Protection Provision, the following definitions apply:

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, control when used with respect to any specified Person means the possession of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms controlling and controlled have meanings correlative to the foregoing.

     "Person" means any individual, partnership, joint venture, limited liability company, corporation, association, trust, incorporated organization, government or governmental department or agency or any other entity.

     The following shares of MAR-A Common Stock will be excluded for the purpose of determining the shares of MAR-A Common Stock beneficially owned or acquired by any Person or group but not for purpose of determining shares outstanding:

     (i) shares beneficially owned by such Person or group (or, in the case of a group, shares beneficially owned by Persons that are members of such group) immediately after the Spinoff;

     (ii) shares acquired by will or by the laws of descent and distribution, or by gift that is made in good faith and not for the purpose of circumventing the Minority Rights Protection Provision, or by termination or revocation of a trust or similar arrangement or by a distribution from a trust or similar arrangement if such trust or similar arrangement was created, and such termination, revocation or distribution occurred or was effected, in good faith and not for the purpose of circumventing the Minority Rights Protection Provision, or by reason of the ability of a secured party (following a default) to exercise voting rights with respect to, or to dispose of, shares that had been pledged in good faith as security for a bona fide loan, or by foreclosure of a bona fide pledge which secures a bona fide loan;

     (iii) shares acquired upon issuance or sale by the Company;

     (iv) shares acquired by operation of law (including a merger or consolidation effected for the purpose of recapitalizing such Person or reincorporating such Person in another jurisdiction but excluding a merger or consolidation effected for the purpose of acquiring another Person);

     (v) shares acquired in exchange for MAR Common Stock by a holder of MAR Common Stock (or by a parent, lineal descendant or donee of such holder of MAR Common Stock who received such MAR Common Stock from such holder) if the MAR Common Stock so exchanged was acquired by such holder directly from the corporation as a dividend on shares of MAR-A Common Stock;

     (vi) shares acquired by a plan of the Company qualified under Section 401(a) of the Internal Revenue Code, or any successor provision thereto, or acquired by reason of a distribution from such a plan;

     (vii) shares beneficially owned by a Person or group immediately after the Spinoff which are thereafter acquired by an Affiliate of such Person or group (or by the members of the immediate family (or trusts for the benefit thereof) of any such Person or Affiliate) or by a group which includes such Person or group or any such Affiliate; and

     (viii) shares acquired indirectly through the acquisition of securities, or all or substantially all of the assets, of a Person that has a class of its equity securities registered under Section 12 (or any successor provision) of the Exchange Act.

Notwithstanding anything to the contrary contained in the Minority Rights Protection Provision, no Person (and no group including such Person) will be deemed to have acquired after the Spinoff beneficial ownership of any shares of MAR-A Common Stock owned by any other Person solely by reason of such Person being or becoming an officer, director, executive, trustee, executor, custodian, guardian, and/or other similar fiduciary or employee of or for such other Person under circumstances not intended to circumvent the Minority Rights Protection Provision.

For purposes of calculating the number of shares of MAR Common Stock beneficially owned or acquired by any Person or group, shares of MAR Common Stock acquired by gift will be deemed to be beneficially owned by such Person or member of a group if such gift was made in good faith and not for the purpose of circumventing the Minority Rights Protection Provision; and only shares of MAR Common Stock owned of record by such Person or member of a group or held by others as nominees of such Person or member of a group and identified as such to the Company will be deemed to be beneficially owned by such Person or group (provided that shares of MAR Common Stock with respect to which such Person or member of a group has sole investment and voting power will be deemed to be beneficially owned thereby).

Subject to the other definitional provisions applicable to the Minority Rights Protection Provision, "beneficial ownership" will be determined pursuant to Rule 13d-3 (as in effect on January 1, 1998) promulgated under the Exchange Act, and the formation or existence of a "group" will be determined pursuant to Rule 13d-5(b) (as in effect on January 1, 1998) promulgated under the Exchange Act, in each case subject to the following additional qualifications:

     (i) relationships by blood or marriage between or among any Persons will not constitute any of such Persons as a member of a group with any such other Person(s), absent affirmative attributes of concerted action; and

     (ii) any Person acting in his official capacity as a director or officer of the Company will not be deemed to beneficially own shares when such ownership exists solely by virtue of such Person's status as a trustee (or similar position) with respect to shares held by plans or trusts for the general benefit of employees or former employees of the Company, and actions taken or agreed to be taken by a Person in such Person's official capacity as an officer or director of the Company will not cause such Person to become a member of a group with any other Person.

     Description of Minority Rights Protection Provision

If any Person or group acquires after the Spinoff beneficial ownership of 15 percent or more of the then outstanding MAR-A Common Stock, and such Person or group (a "Significant Stockholder") does not then own an equal or greater percentage of all then outstanding shares of MAR Common Stock acquired after the Spinoff, the Minority Rights Protection Provision requires that such Significant Stockholder must commence within a 90-day period beginning the day after becoming a Significant Stockholder a public cash tender offer to acquire additional shares of MAR Common Stock, as described below (a "Minority Rights Protection Transaction") or the Significant Stockholder will not be permitted to vote the MAR-A Common Stock acquired after the Spinoff. The 15 percent ownership threshold of the number of shares of MAR-A Common Stock which triggers a Minority Rights Protection Transaction may not be waived by the Board, nor may this threshold be amended without shareholder approval, including a majority vote of the outstanding MAR Common Stock voting separately as a class.

In a Minority Rights Protection Transaction, the Significant Stockholder must make a public cash tender offer to acquire from the holders of MAR Common Stock at least that number of additional shares of MAR Common Stock determined by (i) multiplying (x) the percentage of the number of shares of outstanding MAR-A Common Stock that are beneficially owned by such Significant Stockholder, and were acquired after the Spinoff, by (y) the total number of the shares of MAR Common Stock outstanding on the date such Person or group became a Significant Stockholder, and (ii) subtracting therefrom the excess (if any) of the number of shares of MAR Common Stock beneficially owned by such Significant Stockholder at such time over the number of shares of MAR Common Stock beneficially owned by such Person or group at the Spinoff. Such number of shares of MAR Common Stock is referred to as the "MAR Common Stock Shortfall." The Significant Stockholder must acquire all shares of MAR Common Stock validly tendered or, if the number of such shares tendered exceeds the number determined pursuant to such formula, a pro-rata number from each tendering holder (based on the number of shares tendered by each tendering shareholder).

For example, if a shareholder owns 4 percent of the outstanding shares of MAR-A Common Stock and 4 percent of the MAR Common Stock immediately after the Spinoff and thereafter acquires an additional 16 percent of the outstanding shares of MAR-A Common Stock without acquiring any additional shares of MAR Common Stock, such shareholder must either commence a tender offer for an additional 16 percent of the MAR Common Stock at the prescribed price or such shareholder will not be allowed to vote the 16 percent of the MAR-A Common Stock acquired after the Spinoff.

The offer price for any shares required to be purchased by the Significant Stockholder pursuant to this provision would be the greater of: (i) the highest price per share paid by the Significant Stockholder for any share of MAR-A Common Stock in the six-month period ending on the date such person or group became a Significant Stockholder; and (ii) the highest reported sale price for a share of MAR-A Common Stock on the New York Stock Exchange (or if the MAR-A Common Stock is not listed on the New York Stock Exchange, any other national securities exchange on which it is listed, or if not so listed, on NASDAQ) on the business day preceding the date the Significant Stockholder commences the required tender offer.

If a Significant Stockholder fails to undertake a Minority Rights Protection Transaction within the time provided therefor, such Significant Stockholder shall not be entitled to vote any shares of MAR-A Common Stock beneficially owned by such Significant Stockholder and acquired by such Significant Stockholder after the Spinoff.

                                                                      APPENDIX C

                                  AMENDMENT TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          MARRIOTT INTERNATIONAL, INC.


          Marriott International, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The present name of the Corporation is "Marriott International, Inc." The original Certificate of Incorporation of New Marriott MI, Inc. was filed with the Secretary of State of the State of Delaware on September 19, 1997. An Amended and Restated Certificate of Incorporation of New Marriott MI, Inc. was filed with the Secretary of State of Delaware on March 27, 1998. The Amended and Restated Certificate of Incorporation New Marriott MI, Inc. was further amended and restated in a second Amended and Restated Certificate of Incorporation filed March 27, 1998, which changed the name of the Corporation to "Marriott International, Inc."

     2. This Amendment to Amended and Restated Certificate of Incorporation has been duly adopted and proposed to the stockholders of the Corporation by the Board of Directors of the Corporation, and has been approved and adopted by the stockholders of the Corporation, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Amendment to Amended and Restated Certificate of Incorporation further amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

     4. Section B(2)(a) of Article FOURTH of the Amended and Restated Certificate of Incorporation as heretofore amended and restated is hereby restated and further amended to read in its entirety as hereinafter set forth:

          (a) The holders of shares of Class A Common Stock shall be entitled to ten votes for each share of Class A Common Stock held on all matters voted upon by the stockholders of the corporation and shall vote together with the holders of Common Stock and together with the holders of any other series of stock who are entitled to vote in such manner and not as a separate class; provided, however, that the holders of shares of Class A Common Stock shall only be entitled to one vote for each share of Class A Common Stock held, for stockholder votes on transactions with respect to which the board of directors has agreed, or been ordered by a court or other tribunal of competent jurisdiction, to waive or amend, or redeem the rights granted under, the Rights Agreement dated as of March 27, 1998, by and between the Corporation and the Bank of New York as Rights Agent, as the same may be amended from time to time, or any similar successor agreement thereto;

     5. Section B(6)(a) of Article FOURTH of the Amended and Restated Certificate of Incorporation as heretofore amended and restated is hereby restated and further amended to read in its entirety as hereinafter set forth:

          (a) If, at any time after the date upon which the Common Stock and the Class A Common Stock are distributed to the holders of common stock of Sodexho Marriott Services, Inc. (formerly known as "Marriott International, Inc.") (the "Distribution"), any Person or group, each as hereinafter defined in this Paragraph 6, acquires beneficial ownership of shares representing 5% or more of the number of then outstanding Class A Common Stock and such Person or group (a "Significant Shareholder") does not then beneficially own an equal or greater percentage of all then outstanding shares of Common Stock, all of which Common Stock must have been acquired by such Person or group after the Distribution, such Significant Shareholder must, within a ninety-day period beginning the day after becoming a Significant Shareholder, make a public cash tender offer in compliance with all applicable laws and regulations to acquire additional shares of Common Stock as provided in this Paragraph 6 (a "Minority Rights Protection Transaction"). The 5% ownership threshold of the number of Class A Common Shares which triggers a Minority Rights Protection Transaction may not be waived by the board of directors, nor may this threshold in this Amended and Restated Certificate of Incorporation be amended without shareholder approval, including a majority vote of the outstanding Common Stock voting separately as a class.

     6. Section B(6)(d) of Article FOURTH of the Amended and Restated Certificate of Incorporation as heretofore amended and restated is hereby restated and further amended to read in its entirety as hereinafter set forth:

          (d) A Minority Rights Protection Transaction shall also be required to be effected by any Significant Shareholder each time that the Significant Shareholder acquires after the Distribution beneficial ownership of additional shares of Class A Common Stock in an amount equal to or greater than the next higher integral multiple of 5% in excess of 5% (e.g., 10%, 15%, 20%, etc.) of the number of shares of outstanding Class A Common Stock if such Significant Shareholder does not then own an equal or greater percentage of all then outstanding shares of Common Stock (all of which shares of Common Stock must have been acquired by such Significant Shareholder after the Distribution, including pursuant to a previous Minority Rights Protection Transaction). Such Significant Shareholder shall be required to make a public cash tender offer to acquire that number of shares of Common Stock prescribed by the formula set forth in subparagraph
     (b) above, and must acquire all shares validly tendered and not withdrawn or a pro rata portion thereof, as specified in such subparagraph (b), at the price determined pursuant to subparagraph (c) above, even if a previous Minority Rights Protection Transaction resulted in fewer shares of Common Stock being tendered than required in the previous offer.

    7. Section B(6)(f) of Article FOURTH of the Amended and Restated Certificate of Incorporation as heretofore amended and restated is hereby restated and further amended to read in its entirety as hereinafter set forth:

       (f) The Minority Rights Protection Transaction requirement shall not apply to any increase in percentage beneficial ownership of shares of Class A Common Stock resulting solely from a change in the aggregate amount of shares of Class A Common Stock outstanding, provided that any acquisition after such change which results in any Person or group having acquired after the Distribution beneficial ownership of 5% or more of the number of then outstanding shares of Class A Common Stock (or, after the last acquisition which triggered the requirement for a Minority Rights Protection Transaction, additional shares of Class A Common Stock in an amount equal to the next higher integral multiple of 5% in excess of the number of shares of Class A Common Stock then outstanding) shall be subject to any Minority Rights Protection Transaction requirement that would be imposed pursuant to this Paragraph 6.

       IN WITNESS WHEREOF, Marriott International, Inc. has caused this Amendment to Amended and Restated Certificate of Incorporation to be signed by its _______________________ and attested to by its Secretary as of __________________, 1998.

                                      MARRIOTT INTERNATIONAL, INC.



                                      By:
                                         ----------------------------------
                                           Name:
                                           Title:



ATTEST:
       --------------------------------
       Name:
       Title:

The 1998 Annual Meeting will begin at 10:30 a.m. at the Crystal Gateway Marriott hotel. Coffee, tea, and juice will be provided to shareholders attending the meeting. Due to anticipated hotel guest needs at the hotel on May 20, minimal parking is available to shareholders in the hotel parking garage. As parking is limited in the general area, it is recommended that shareholders attending the Annual Meeting consider using public transportation. The Crystal City Metro subway station, located on the Blue/Yellow line, is connected to the hotel. The area is also served by Metro buses. A "Shareholder Annual Meeting" rate will be offered at three local Marriott hotels for Tuesday, May 19, 1998, the night before the meeting. The hotels and rates are listed below:

Crystal Gateway Marriott ($165)
1700 Jefferson Davis Highway
Arlington, VA  22202
703/920-3230

Crystal City Marriott ($165)
1999 Jefferson Davis Highway
Arlington, VA  22202
703/413-5500

Arlington-Pentagon City Residence Inn ($165)
550 Army Navy Drive
Arlington, VA  22202
703/413-6630

To receive these rates, call the hotel directly and ask for the "Shareholder Annual Meeting" rate for May 19, 1998. Please note that a limited number of rooms are offered at this rate. Applicable taxes and gratuities are extra and advance reservations are required. This discount may not be used in conjunction with other discounts, coupons, or group rates.

--------------------------------------------------------------------------------
                         MARRIOTT INTERNATIONAL, INC.

P              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
R
                          on May 20, 1998, 10:30 a.m.
O
        The undersigned appoints J.W. Marriott, Jr. and Richard E. Marriott as
X Proxies. Each shall have the power to appoint a substitute. They are authorized to represent and vote, as designated on the reverse side, all
Y shares of Marriott International, Inc. Common Stock and Class A Common Stock, held of record by the undersigned on March 27, 1998, at the Annual Meeting of Shareholders to be held on May 20, 1998, or any adjournment or postponement thereof. The Board of Directors recommends votes FOR Proposals 1,2,3, and 4, and AGAINST Proposals 5 and 6.



                                               (change of address/comments)

                                           -------------------------------------

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                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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                                                                     SEE REVERSE
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                            Detach Proxy Card Here




To Fellow Marriott International, Inc. Shareholders:

Here is your 1998 Marriott International, Inc. proxy card. Please read both sides of the card and mark, sign, and date it. Then detach and return it promptly using the enclosed envelope. We urge you to vote your shares.

You are invited to attend the Annual Meeting of Shareholders on Wednesday, May 20, 1998, at 10:30 a.m. in the Arlington Ballroom of the Crystal Gateway Marriott Hotel, 1700 Jefferson Davis Highway, Arlington, Virginia.
Shareholder comments about any aspect of company business are welcome. Although such notes are not answered on an individual basis, they do assist Marriott management in determining and responding to the needs of its shareholders.

Thank you in advance for voting.



W. David Mann
Secretary

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    Please mark
[X] votes as in this
    example.
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   This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no instruction is indicated, such proxy will be voted "FOR" Proposals 1, 2, 3, and 4, "AGAINST" Proposals 5 and 6, and
at the discretion of the Proxies on any other matter that may properly come before the meeting.
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The Board of Directors recommends a vote FOR Proposals 1, 2, 3, and 4.
Shareholders are encouraged to vote FOR both Proposal 3 and Proposal 4; the Proposal receiving the greatest number of votes in favor will be adopted.
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1. Election of Directors.       FOR        WITHHELD
   Nominees: Gilbert M.
   Grosvenor, Richard E.        [  ]         [  ]
   Marriott, and Harry J.
   Pearce.

For all nominees except as noted below:

_______________________________________

2. Approval of Marriott International,         FOR      AGAINST     ABSTAIN
   Inc. 1998 Employee Stock Purchase
   Plan and reservation of 5 million           [  ]       [  ]       [  ]
   common shares for issuance thereunder.

3. Approval of retention of two classes of
   common stock as currently in effect         FOR      AGAINST     ABSTAIN
   (if Proposal 3 and Proposal 4 are both
   approved, then the Proposal receiving       [  ]       [  ]       [  ]
   the greatest number of votes in favor
   will be adopted).

4. Approval of retention of two classes of
   common stock, modified to (i) strengthen
   the "minority rights protection" provision
   by changing the threshold to 5% from 15%,
   and (ii) provide that all classes of         FOR      AGAINST     ABSTAIN
   common stock have one vote per share when
   voting on certain transactions (if           [  ]       [  ]       [  ]
   Proposal 3 and Proposal 4 are both
   approved, the Proposal receiving the
   greatest number of votes in favor will be adopted).

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      The Board of Directors recommends a vote AGAINST Proposals 5 and 6.
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5. Shareholder proposal to adopt
   cumulative voting for the election           FOR      AGAINST     ABSTAIN
   of directors.
                                                [  ]       [  ]       [  ]

6. Shareholder proposal with respect
   to certain attributes of the individuals     FOR      AGAINST     ABSTAIN
   to be directors of the Company.
                                                [  ]       [  ]       [  ]
MARK HERE FOR ADDRESS
 CHANGE AND NOTE ON              [  ]
   REVERSE SIDE

SIGNATURE(S)_____________________________________ DATE _______
Sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title. If a corporation, sign full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized trustee or partner.
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Please carefully detach here and return this proxy in the enclosed reply envelope.